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                                                                     EXHIBIT 2.1
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                          AGREEMENT AND PLAN OF MERGER

                                     BY AND

                                      AMONG

                         OMNIVISION TECHNOLOGIES, INC.;

                           SKI-JUMP ACQUISITION CORP.;

        R.C. MERCURE, JR.; W. THOMAS CATHEY, JR.; AND EDWARD DOWSKI, JR.;

                                CDM OPTICS, INC.;

                                       AND

  R.C. MERCURE, JR., AS REPRESENTATIVE OF THE CDM OPTICS, INC. SECURITYHOLDERS

                           DATED AS OF MARCH 25, 2005

================================================================================

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                                TABLE OF CONTENTS

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ARTICLE 1          CERTAIN DEFINITIONS.....................................................................    2

ARTICLE 2          THE MERGER..............................................................................   14

    2.1      Closing.......................................................................................   14
    2.2      Effects of the Merger.........................................................................   14
    2.3      Conversion of Shares in Merger................................................................   15
    2.4      CDM Options; CDM Warrants and Other Rights Not Assumed........................................   18
    2.5      Contingent Stock Arrangement..................................................................   18
    2.6      Exchange of Certificates......................................................................   22
    2.7      Tax Consequences, Withholding and Reporting...................................................   24
    2.8      Adjustments for Capital Changes...............................................................   25
    2.9      Further Assurances............................................................................   25

ARTICLE 3          CONTINGENT CONSIDERATION................................................................   25

    3.1      Contingent Consideration Payment; Post-Closing Assistance.....................................   25
    3.2      Limitations on Contingent Consideration.......................................................   26
    3.3      Contingent Consideration Reporting............................................................   26

ARTICLE 4          REPRESENTATIONS AND WARRANTIES OF CDM...................................................   28

    4.1      Organization and Good Standing................................................................   28
    4.2      Subsidiaries..................................................................................   28
    4.3      Power, Authorization and Validity.............................................................   28
    4.4      Capitalization of CDM.........................................................................   29
    4.5      No Conflict...................................................................................   31
    4.6      Litigation....................................................................................   32
    4.7      Taxes.........................................................................................   32
    4.8      CDM Financial Statements......................................................................   33
    4.9      Title to Properties...........................................................................   34
    4.10     Absence of Certain Changes....................................................................   34
    4.11     Contracts, Agreements, Arrangements, Commitments and Undertakings.............................   36
    4.12     No Default; No Restrictions...................................................................   38
    4.13     Intellectual Property.........................................................................   38
    4.14     Compliance with Laws..........................................................................   43
    4.15     Certain Transactions and Agreements...........................................................   44
    4.16     Employees, ERISA and Other Compliance.........................................................   44
    4.17     Corporate Documents...........................................................................   48
    4.18     No Brokers....................................................................................   48
    4.19     Insurance.....................................................................................   49
    4.20     Environmental Matters.........................................................................   49
    4.21     Board Actions.................................................................................   49
    4.22     No Existing Discussions.......................................................................   49
    4.23     Disclosure....................................................................................   49

ARTICLE 5          REPRESENTATIONS AND WARRANTIES OF OMNIVISION............................................   50

    5.1      Organization and Good Standing................................................................   50
    5.2      Power, Authorization and Validity.............................................................   50
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    5.3      No Conflict...................................................................................   51

ARTICLE 6          SECURITIES LAW COMPLIANCE; REGISTRATION OF INITIAL STOCK CONSIDERATION..................   52

    6.1      Private Placement.............................................................................   52
    6.2      Blue Sky Laws; Information Statement..........................................................   53
    6.3      Registration of OmniVision Common Stock.......................................................   54

ARTICLE 7          CDM COVENANTS...........................................................................   54

    7.1      Advice of Changes.............................................................................   54
    7.2      Maintenance of Business.......................................................................   54
    7.3      Conduct of Business...........................................................................   55
    7.4      Regulatory Approvals..........................................................................   57
    7.5      Necessary Consents............................................................................   57
    7.6      Litigation....................................................................................   57
    7.7      No Other Negotiations.........................................................................   58
    7.8      Access to Information.........................................................................   59
    7.9      Satisfaction of Conditions Precedent..........................................................   59
    7.10     CDM Benefit Arrangements......................................................................   59
    7.11     Approval of the CDM Stockholders..............................................................   59
    7.12     Notices to CDM Securityholders and Employees..................................................   60
    7.13     CDM Securityholder Documents and Letters of Transmittal and Related Documents.................   60
    7.14     Proprietary Information and Inventions Agreements.............................................   60

ARTICLE 8          OMNIVISION COVENANTS....................................................................   61

    8.1      (A) Advice of Changes.........................................................................   61
    8.2      (A) Regulatory Approvals......................................................................   61
    8.3      (A) Satisfaction of Conditions Precedent......................................................   62
    8.4      (B) Employee Benefit Matters..................................................................   62
    8.5      (B) NASDAQ Listing............................................................................   62
    8.6      (B) Satisfaction of Certain Indebtedness......................................................   62

ARTICLE 9          CONDITIONS TO OBLIGATIONS OF CDM........................................................   63

    9.1      Accuracy of Representations and Warranties....................................................   63
    9.2      Covenants.....................................................................................   63
    9.3      Compliance with Law; No Legal Restraints; No Litigation.......................................   63
    9.4      Government Consents...........................................................................   63
    9.5      Secretary Certificate.........................................................................   64
    9.6      Listing of Additional Shares..................................................................   64
    9.7      Employment Matters............................................................................   64
    9.8      Put Agreement.................................................................................   64
    9.9      Registration Rights Agreement.................................................................   64
    9.10     Letter Agreement Regarding CDM Warrants.......................................................   64
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ARTICLE 10         CONDITIONS TO OBLIGATIONS OF OMNIVISION AND MERGER SUB..................................   64

    10.1     Accuracy of Representations and Warranties....................................................   64
    10.2     Covenants.....................................................................................   65
    10.3     No Material Adverse Change....................................................................   65
    10.4     Compliance with Law; No Legal Restraints; No Litigation.......................................   65
    10.5     Government Consents...........................................................................   65
    10.6     Opinion of CDM's Legal Counsel................................................................   65
    10.7     Consents......................................................................................   65
    10.8     CDM Stockholder Approval and Voting Agreements................................................   65
    10.9     Employment Matters; Proprietary Information and Inventions Agreements.........................   66
    10.10    Cancellation of CDM Options, Purchase of CDM Warrants and Termination of Other Rights.........   66
    10.11    CDM Securityholder Documents..................................................................   66
    10.12    Spreadsheet...................................................................................   66
    10.13    Section 280G Approval.........................................................................   67
    10.14    CDM Good Standing Certificates................................................................   67
    10.15    FIRPTA........................................................................................   67
    10.16    Secretary Certificate.........................................................................   67
    10.17    IP Option Agreement; ULEHI Consent Letter.....................................................   67
    10.18    Resignations of Directors and Officers........................................................   67
    10.19    Put Agreement.................................................................................   67
    10.20    Registration Rights Agreement.................................................................   67
    10.21    Letter Agreement Regarding CDM Warrants.......................................................   67

ARTICLE 11         TERMINATION OF AGREEMENT................................................................   68

    11.1     Termination by Mutual Consent.................................................................   68
    11.2     Unilateral Termination........................................................................   68
    11.3     Effect of Termination.........................................................................   69

ARTICLE 12         SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; COVENANT OF
                   INDEMNIFICATION; REMEDIES; AND OTHER CONTINUING COVENANTS...............................   70

    12.1     Survival......................................................................................   70
    12.2     Agreement to Indemnify........................................................................   71
    12.3     Remedies and Limitations......................................................................   71
    12.4     Appointment of Representative.................................................................   76
    12.5     Notice of Claim...............................................................................   77
    12.6     Defense of Third-Party Claims.................................................................   79
    12.7     Contents of Notice of Claim...................................................................   79
    12.8     Resolution of Notice of Claim.................................................................   80
    12.9     Tax Consequences of Indemnification Payments..................................................   80

ARTICLE 13         MISCELLANEOUS...........................................................................   81
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    13.1     Governing Law.................................................................................   81
    13.2     Assignment; Binding Upon Successors and Assigns...............................................   81
    13.3     Severability..................................................................................   81
    13.4     Counterparts..................................................................................   81
    13.5     Specific Performance..........................................................................   81
    13.6     Amendments and Waivers........................................................................   81
    13.7     Expenses......................................................................................   82
    13.8     Attorneys' Fees...............................................................................   82
    13.9     Notices.......................................................................................   82
    13.10    Rules of Construction.........................................................................   84
    13.11    No Joint Venture..............................................................................   84
    13.12    Third Party Beneficiary Rights................................................................   84
    13.13    Public Announcement...........................................................................   84
    13.14    Confidentiality...............................................................................   84
    13.15    Entire Agreement..............................................................................   85
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Exhibit List

Exhibit 2.1             Form of Certificate of Merger
Exhibit 2.2(d)          Initial Officers of Surviving Corporation
Exhibit 2.2(e)          Initial Directors of Surviving Corporation
Exhibit 3.1             Post-Closing Assistance Covenants
Exhibit 6.1             Form of Securityholder Representation Agreement
Exhibit 6.3             Form of Registration Rights Agreement
Exhibit 9.8             Form of Put Agreement
Exhibit 9.10            Form of Warrant Letter Agreement
Exhibit 10.6            Matters to be Covered in the Opinion of Hogan & Hartson
                        L.L.P.
Exhibit 10.8(A)         Signatories to Voting Agreement
Exhibit 10.8(B)         Form of Voting Agreement
Exhibit 10.9(A)         Signatories to Employment Agreement and Non-Competition
                        Agreement
Exhibit 10.9(B)         Form of Employment Agreement
Exhibit 10.9(C)         Form of Non-Competition Agreement
Exhibit 10.9(D) Forms of Proprietary Information and Inventions Agreement (for nonexecutive employees, executive employees and consultants)
Exhibit 10.12           Form of Spreadsheet
Exhibit 10.17(A) Form of IP Option Agreement (including forms of two license agreements)
Exhibit 10.17(B)        ULEHI Consent Letter

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of March 25, 2005 (the "AGREEMENT DATE") by and among OmniVision Technologies, Inc., a Delaware corporation ("OMNIVISION"), Ski-Jump Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of OmniVision ("MERGER SUB"), R.C. Mercure, Jr., W. Thomas Cathey, Jr., and Edward Dowski, Jr. (each, a "CDM OFFICER" and together, the "CDM OFFICERS"), CDM Optics, Inc., a Delaware corporation ("CDM"), and R.C. Mercure, Jr., as representative of the CDM Securityholders (the "REPRESENTATIVE").

                                    RECITALS

      A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into CDM in a reverse triangular merger (the "MERGER"), with CDM to be the surviving corporation of the Merger, on the terms and subject to the conditions of this Agreement and pursuant to a Certificate of Merger substantially in the form attached hereto as
Exhibit 2.1, with such changes as may be mutually agreed between Merger Sub and CDM (the "CERTIFICATE OF MERGER"), and the applicable provisions of the laws of the State of Delaware.

      B. The Boards of Directors of OmniVision, Merger Sub and CDM have determined that the Merger is in the best interests of their respective companies and stockholders and have approved and declared advisable this Agreement and the Merger. OmniVision, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger.

      C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to OmniVision's willingness to enter into this Agreement, each CDM Stockholder listed on Exhibit 10.8(A) is executing and delivering to OmniVision a Voting Agreement substantially in the form attached hereto as Exhibit 10.8(B) (the "VOTING AGREEMENT").

      D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties' willingness to enter into this Agreement, each employee of CDM listed on Exhibit 10.9(A) is executing and delivering to OmniVision and CDM an Employment Agreement substantially in the form attached hereto as Exhibit 10.9(B) (the "EMPLOYMENT AGREEMENT"), which agreements shall become effective upon the Effective Time.

      E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to OmniVision's willingness to enter into this Agreement, each employee of CDM listed on Exhibit 10.9(A) is executing and delivering to OmniVision and CDM a Non-Competition and Non-Solicitation Agreement substantially in the form attached hereto as Exhibit 10.9(C) (the "NON-COMPETITION AGREEMENT"), which agreements shall become effective upon the Effective Time.

      F. Prior to the execution and delivery of this Agreement, and as a condition and inducement to OmniVision's willingness to enter into this Agreement, CDM and OmniVision have entered into an Intellectual Property Option Agreement permitting OmniVision to acquire a fully paid-up license to certain patents and other intellectual property of CDM and a fully paid-up sublicense under certain third party intellectual property in substantially the form attached hereto as Exhibit 10.17(A) (the "IP Option Agreement") and, concurrently with the execution and delivery of the IP Option Agreement, University License Equity Holdings, Inc. ("ULEHI") and certain other parties executed and delivered to OmniVision and CDM a consent letter regarding the IP Option Agreement and certain intellectual property licensed to CDM by ULEHI in substantially the form attached hereto as Exhibit 10.17(B) (the "ULEHI Consent Letter").

      G. OmniVision, Merger Sub, CDM and the CDM Officers desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE 1
                               CERTAIN DEFINITIONS

      As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

      "ACCREDITED INVESTOR" has the meaning set forth in Rule 501 promulgated under the Securities Act.

      "ACQUISITION PROPOSAL" means any inquiry, offer or proposal, or any public announcement of an intention to make any inquiry, offer or proposal, by a Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) (other than OmniVision or any of its subsidiaries) relating to or involving: (A) any acquisition or purchase by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of 10% or more of the voting interest in the total outstanding voting securities of CDM; (B) any tender offer or exchange offer that, if consummated, would result in any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the voting interest in the total outstanding voting securities of CDM; (C) any merger, consolidation, business combination or similar transaction involving CDM pursuant to which the stockholders of CDM immediately preceding such transaction hold less than 90% of the equity interests in (x) the surviving or resulting entity of such transaction or (y) the parent entity of the surviving or resulting entity of such transaction, in either case, in substantially the same proportions as they held the voting equity interests of CDM immediately preceding such transaction;
(D) any sale, lease, exchange, transfer, license, sub-license, pledge, mortgage, acquisition or disposition of at least a significant portion of the assets, business or technology of CDM; or (E) any liquidation or dissolution of CDM or any extraordinary dividend, whether of cash or other property.

      "AFFIDAVIT" means an affidavit of lost CDM Certificate and an indemnity or bond in form and substance reasonably satisfactory to OmniVision.

      "AFFILIATE" shall have the meaning set forth in Rule 405 of Regulation C promulgated under the Securities Act.

      "AGREEMENT DATE" shall have the meaning set forth in the first paragraph of this Agreement.

      "APPLICABLE LAW" means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to CDM or OmniVision or any of their respective assets, properties and businesses (and any regulations promulgated thereunder).

      "AVERAGE OMNIVISION STOCK PRICE" shall mean the average of the last reported trade prices at the close of the regular trading day (excluding after hours and extended trading periods) for a share of OmniVision Common Stock as quoted on the NASDAQ Stock Market (or other principal exchange or market on which OmniVision Common Stock is then listed) for five consecutive trading days.

      "BALANCE SHEET DATE" means December 31, 2004, the date of the CDM Balance Sheet.

      "BASKET" has the meaning set forth in Section 12.3(c) of this Agreement.

      "CDM ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered on behalf of CDM by an officer or officers of CDM at the Closing pursuant to Article 10 and each agreement and document (other than this Agreement) that CDM is to enter into as a party thereto pursuant to this Agreement.

      "CDM BALANCE SHEET" means CDM's unaudited balance sheet as of December 31, 2004 attached to the CDM Disclosure Letter and included in the CDM Financial Statements.

      "CDM BENEFIT ARRANGEMENTS" has the meaning set forth in Section 4.16(f) of this Agreement.

      "CDM BUSINESS" means the business of CDM as presently conducted and presently proposed to be conducted.

      "CDM CAPITAL STOCK" means the capital stock of CDM.

      "CDM CERTIFICATES" means certificates evidencing the securities held by holders of record of CDM Capital Stock that were outstanding immediately prior to the Effective Time.

      "CDM COMMON STOCK" means the CDM Voting Common Stock and CDM Non-voting Common Stock, collectively.

      "CDM DISCLOSURE LETTER" means the disclosure letter of CDM and the CDM Officers, signed by CDM's Chief Executive Officer and the CDM Officers and addressed to the OmniVision Indemnified Persons, dated as of the Agreement Date and delivered to the OmniVision Indemnified Persons concurrently with the parties' execution of this Agreement and specifically referencing a representation or warranty set forth in Article 4 (each of which

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exceptions, in order to be effective, shall indicate the section and, if applicable, the subsection of Article 4 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception or another section of this Agreement to which it applies), and each of which exceptions shall also be deemed to be representations and warranties made by CDM and the CDM Officers under Article 4).

      "CDM FINANCIAL STATEMENTS" means (A) CDM's unaudited balance sheets dated September 30, 2003 and September 30, 2004 and the CDM Balance Sheet and (B) CDM's unaudited statements of operations and statements of cash flows for the years ended September 30, 2003 and September 30, 2004 and the three-month period ended December 31, 2004, in each case as attached to the CDM Disclosure Letter.

      "CDM IP RIGHTS" means Intellectual Property used in the conduct of the CDM Business.

      "CDM IP RIGHTS AGREEMENTS" means any instruments, licenses, sub-licenses or other Contracts governing any CDM IP Rights.

      "CDM-LICENSED IP RIGHTS" means CDM IP Rights that are not CDM-Owned IP Rights.

      "CDM MATERIAL CONTRACT" has the meaning set forth in Section 4.11 of this Agreement.

      "CDM NON-VOTING COMMON STOCK" means the non-voting common stock of CDM.

      "CDM-OWNED IP RIGHTS" means CDM IP Rights that are or are purportedly owned or exclusively licensed to CDM.

      "CDM OPTION PLAN" means the 2000 Stock Option and Incentive Plan of CDM.

      "CDM OPTIONHOLDERS" means the holders of CDM Options.

      "CDM OPTIONS" means options to purchase shares of CDM Capital Stock.

      "CDM PREFERRED STOCK" means the preferred stock of CDM.

      "CDM PRODUCT" means each of the products currently produced, manufactured, marketed, licensed, sold, furnished or distributed by CDM and each product currently under development by CDM, but excludes prototypes.

      "CDM REPRESENTATIVES" means, collectively, any of CDM's officers, directors, employees, stockholders, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers, consultants or accountants) or other representatives.

      "CDM SECURITYHOLDERS" means the CDM Stockholders, CDM Optionholders and CDM Warrantholders, collectively.

      "CDM SERVICE" means those activities of CDM to support, maintain, upgrade and/or refurbish CDM Products.

      "CDM SOURCE CODE" means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes CDM-Owned IP Rights.

      "CDM STOCKHOLDERS" means the holders of shares of CDM Capital Stock.

      "CDM STOCKHOLDER APPROVAL" means the approval of the Merger and the adoption of this Agreement by holders of a majority of the outstanding shares of CDM Voting Common Stock.

      "CDM STOCKHOLDERS CONSENT" means the written consent of the CDM Stockholders obtaining the CDM Stockholder Approval.

      "CDM SECURITYHOLDER DOCUMENTS" means the Securityholder Representation Agreements and any Purchaser Representative Agreements.

      "CDM STOCKHOLDERS MEETING" means a meeting of the CDM Stockholders held for the purpose of voting upon and obtaining the CDM Stockholder Approval.

      "CDM VOTING COMMON STOCK" means the voting common stock of CDM.

      "CDM WARRANTS" means warrants exercisable for the purchase shares of CDM Capital Stock.

      "CDM WARRANTHOLDERS" means the holders of CDM Warrants.

      "CLAIM" or "CLAIMS" means a claim or claims for indemnification by OmniVision or any other OmniVision Indemnified Person for Damages under Article 12.

      "CLAIMS PERIOD" has the meaning set forth in Section 12.5 of this Agreement.

      "CLOSING" means the closing of the transactions to consummate the Merger.

      "CLOSING DATE" means a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 9 and Article 10, or at such other time and date as the parties hereto agree in writing.

      "CLOSING STOCK PRICE" means the Average OmniVision Stock Price for the period ending on (and including) the trading day that is one trading day prior to the Closing Date.

      "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COLORADO LAW" means the Colorado Business Corporation Act.

      "CONTINGENT CASH" has the meaning set forth in Section 2.5(g)(ii) of this Agreement.

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      "CONTINGENT CONSIDERATION NOTICE" has the meaning set forth in Section
3.3(c) of this Agreement.

      "CONTINGENT CONSIDERATION PAYMENT" means the payment of an aggregate of $10,000,000 in cash to Effective Time Securityholders upon, and subject to, the occurrence of the Milestone Event.

      "CONTINGENT DIVIDENDS" means cash dividends and any other dividends or distributions in kind on or with respect to the Contingent Shares that are declared or paid between the Effective Time and the time of issuance of the Contingent Shares.

      "CONTINGENT SHARES" means that number of shares of OmniVision Common Stock with a combined value equal to $2,850,000, with each such share being valued at 140% of the Closing Stock Price. In addition, for purposes of Article 12, the term "Contingent Shares" shall be deemed to include any Escrow Consideration.

      "CONTINUING EMPLOYEES" means those Persons who were employees of CDM immediately prior to the Effective Time and who become employees of the Surviving Corporation or OmniVision immediately following the Effective Time.

      "CONTESTED CLAIM" has the meaning set forth in Section 12.8(b) of this Agreement.

      "CONTRACT" means any written or oral legally binding contract, agreement, instrument, arrangement, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

      "DAMAGES" means, collectively, any and all losses, reductions in value, costs, damages (whether direct, indirect or incidental, but excluding consequential damages), Liabilities and expenses (including reasonable attorneys' fees, other professionals' and experts' fees, costs of investigation and other costs incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments and appeals, and in seeking indemnification therefor), calculated net of insurance coverage that is actually available to OmniVision or any other OmniVision Indemnified Person (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums).

      "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

      "DISSENTERS DEADLINE DATE" means the first date at or after the Effective Time on which no holder of CDM Capital Stock (or if applicable, other CDM securities, if any, that may be entitled to appraisal rights under applicable law), as of immediately prior to the Effective Time has an opportunity to perfect appraisal rights in accordance with Delaware Law or, if and only to the extent applicable, Colorado Law, in connection with the Merger in respect of any shares of CDM Capital Stock.

      "DISSENTING SHARES" means any shares of CDM Capital Stock (or if applicable, other CDM securities, if any, that may be entitled to appraisal rights under applicable law) that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal

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rights shall have been perfected prior to the Dissenters Deadline Date in accordance with Delaware Law or, if and only to the extent applicable, Colorado Law, in connection with the Merger.

      "DISSENTING SHARES EXCESS PAYMENTS" means any payment in respect of Dissenting Shares in excess of the sum of (A) the amount of cash that would have been paid pursuant to Section 2.3 in respect of such shares had they never been Dissenting Shares and (B) the product of (x) the aggregate number of shares of OmniVision Common Stock that would have been issuable pursuant Section 2.3 in respect of such shares had they never been Dissenting Shares and (y) 140% of the Closing Stock Price. Dissenting Shares Excess Payments shall constitute "Damages" for purposes of Article 12 without regard to the Basket.

      "DOCUMENTATION" means, collectively, programmers' notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are related to or otherwise necessary for the use and exploitation of any products of CDM used in the CDM Business or under development, whether in tangible or intangible form, whether owned by CDM or held by CDM under any licenses or sublicenses (or similar grants of rights).

      "EFFECTIVE TIME" means the time of acceptance by the Secretary of State of the State of Delaware of the filing of the Certificate of Merger (or such later time as may be mutually agreed in writing by CDM and OmniVision and specified in such Certificate of Merger).

      "EFFECTIVE TIME SECURITYHOLDERS" means CDM Securityholders as of immediately prior to the Effective Time (other than holders of shares of CDM Capital Stock which constitute and remain Dissenting Shares).

      "ENCUMBRANCE" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      "ENVIRONMENTAL LAW" means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" means any entity which is a member of: (A) a "controlled group of corporations," as defined in Section 414(b) of the Code; (B) a group of entities under "common control," as defined in Section 414(c) of the Code; or
(C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes CDM.

      "ESCROW CASH" has the meaning set forth in Section 2.5(g)(i) of this Agreement.

      "ESCROW CONSIDERATION" means any Escrow Cash and any Contingent Cash.

      "ESCROW EARNINGS" has the meaning set forth in Section 2.5(g)(i) of this Agreement.

      "ESCROW PERIOD" means the period beginning at the Effective Time through eighteen months following the Effective Time, except as set forth herein.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "EXCLUSIVITY AGREEMENT" means that certain letter agreement regarding exclusivity between OmniVision and CDM dated January 14, 2005, as amended on January 31, 2005 and as amended thereafter from time-to-time.

      "FAR" means the Federal Acquisition Regulation, as may be amended or supplemented from time-to-time.

      "FULLY-DILUTED CDM COMMON STOCK" means the aggregate number of shares of CDM Common Stock that are issued and outstanding immediately prior to the Effective Time, plus the aggregate number of shares of CDM Common Stock that are issuable upon the exercise of CDM Options and CDM Warrants that are issued, outstanding and unexercised immediately prior to the Effective Time (including any CDM Options cancelled and CDM Warrants purchased pursuant to Section 2.3(b)(i) and Section 2.3(b)(ii), respectively, of this Agreement).

      "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

      "GOVERNMENTAL AUTHORITY" means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

      "GOVERNMENTAL PERMITS" has the meaning set forth in Section 4.14(c) of this Agreement.

      "GUST" means, collectively, the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997.

      "INFORMATION STATEMENT" has the meaning set forth in Section 6.2 of this Agreement.

      "INITIAL CASH CONSIDERATION" means $10,000,000, less any amount of Merger Expenses known to OmniVision prior to the Spreadsheet Submission Date and not paid separately by the CDM Securityholders on or prior to the Closing Date.

      "INITIAL CASH CONVERSION NUMBER" means (A) the Initial Cash Consideration divided by (B) the Fully-Diluted CDM Common Stock.

      "INITIAL STOCK CONSIDERATION" means the number of shares of OmniVision Common Stock equal to (A) $10,000,000 divided by (B) 140% of the Closing Stock Price.

      "INITIAL STOCK CONVERSION NUMBER" means (A) the Initial Stock Consideration divided by (B) the Fully-Diluted CDM Common Stock.

      "INTELLECTUAL PROPERTY" means, collectively, all worldwide industrial and intellectual property rights, including (A) all patents, patent applications, and patent rights, (B) all registered and unregistered trademarks, trade dress, trade names, service marks, and logos, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (C) all Internet domain names, Internet and World Wide Web URLs or addresses, and web sites, (D) all copyrights, mask work rights and all registrations, applications and renewals therefor, and all moral rights, (E) all confidential information (including without limitation, franchises, licenses, inventions, trade secrets, ideas, research and development, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, libraries, notebooks, specifications, and technical drawings) and
(F) all copies or tangible embodiments of the foregoing in any form or medium.

      "KNOWLEDGE" means the knowledge of a particular fact, circumstance, event or other matter in question of the officers, directors and legal personnel of an entity (and with respect to Section 4.13, any of the persons engaged in technology development activity for CDM) (collectively, the "ENTITY REPRESENTATIVES") after reasonable inquiry. Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if: (A) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails received or sent by such Entity Representative) in, or that have been in, the possession of such Entity Representative, including his or her personal files;
(B) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such entity that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such Entity Representative in the customary performance of such duties and responsibilities; or (C) such knowledge could be obtained from reasonable inquiry of the persons employed by such entity charged with operational responsibility for such matters for such entity.

      "LIABILITIES" means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

      "MATERIAL ADVERSE CHANGE" and "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by such entity in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, assets (including intangible assets), liabilities, business, prospects, licensing or sub-licensing arrangements, employees, management, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity's competitors); or (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity's competitors).

      "MATERIALS OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

      "MERGER EXPENSES" means all costs, fees and expenses incurred by CDM or the CDM Securityholders in connection with the Merger, this Agreement, the ancillary agreements and exhibits to this Agreement and the transactions contemplated by this Agreement, (including, without limitation, any fees and expenses of Hogan & Hartson L.L.P., Lathrop & Gage LC, and any other legal counsel, financial advisors, investment bankers and accountants). Any Merger Expenses not (A) separately paid by the CDM Securityholders prior to the Closing or (B) deducted in the calculation of the Initial Cash Consideration are collectively referred to as "INDEMNIFIABLE MERGER EXPENSES" and shall constitute Damages for purposes of Article 12 without regard to the Basket. Notwithstanding the foregoing, Merger Expenses shall not include the fees and expenses of Lathrop & Gage LC relating to patent prosecution and licensing transactions services performed by such firm in the ordinary course of CDM's business consistent with past practices (including, without limitation, any fees and expenses related to the negotiation and drafting of the IP Option Agreement and any licenses or amendments to licenses with ULEHI or the University of Colorado) and unrelated to the transactions set forth in this Agreement, provided that such counsel provides documented and itemized bills for services to CDM prior to the Effective Time and CDM provides true and accurate copies thereof to OmniVision prior to the Effective Time.

      "MERGER SUB ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered on behalf of Merger Sub or by an officer or officers of Merger Sub at the Closing pursuant to Article 9 and each agreement and document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

      "MERGER SUB COMMON STOCK" means the common stock of Merger Sub.

      "MILESTONE EVENT" has the meaning set forth in the Post-Closing Assistance Covenants.

      "NDAs" means, collectively, that certain Technology Evaluation Agreement between CDM and OmniVision dated September 20, 2003 (as extended pursuant to the confidentiality provision of the Term Sheet) and that certain Non-Disclosure Agreement made April 7, 2003 between OmniVision and CDM.

      "NOTICE OF CLAIM" has the meaning set forth in Section 12.5 of this Agreement.

      "OMNIVISION ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered on behalf of OmniVision by an officer or officers of OmniVision at the Closing pursuant to Article 9 and each agreement and document (other than this Agreement) that OmniVision is to enter into as a party thereto pursuant to this Agreement.

      "OMNIVISION COMMON STOCK" means the common stock, par value $0.001 per share, of OmniVision.

      "OMNIVISION DISCLOSURE LETTER" means the disclosure letter of OmniVision, signed by an authorized officer of OmniVision and addressed to CDM, dated as of the Agreement Date and delivered to CDM concurrently with the parties' execution of this Agreement and specifically referencing a representation or warranty set forth in Article 5 (each of which exceptions, in order to be effective, shall indicate the section and, if applicable, the subsection of Article 5 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception or another section of this Agreement to which it applies), and each of which exceptions shall also be deemed to be representations and warranties made by OmniVision under Article 5).

      "OMNIVISION INDEMNIFIED PERSON" means OmniVision and its officers, directors, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control OmniVision within the meaning of the Securities Act or the Exchange Act (collectively, "OMNIVISION INDEMNIFIED PERSONS").

      "OMNIVISION PLANS" means OmniVision's employee benefit plans.

      "PERMITTED ENCUMBRANCES" means: (A) statutory liens for Taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Applicable Law; and (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

      "PERSON" means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

      "POST-CLOSING ASSISTANCE COVENANTS" means the post-closing assistance covenants attached hereto as Exhibit 3.1.

      "PRO RATA SHARE" has the meaning set forth in Section 2.5(a) of this Agreement.

      "PUBLIC SOFTWARE" means any software that (A) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (B) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes without limitation software licensed under the GNU's General Public License
(GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

      "PURCHASER REPRESENTATIVE AGREEMENT" has the meaning set forth in Section 6.1(b) of this Agreement.

      "PUT AGREEMENT" means the agreement to be entered into between OmniVision and each CDM Securityholder, substantially in the form attached hereto as
Exhibit 9.8, pursuant to which OmniVision will grant each CDM Securityholder, on the terms and subject to the conditions set forth therein, the Put Right.

      "PUT RIGHT" shall have the meaning set forth in the Put Agreement.

      "QUALIFYING PRODUCTS" has the meaning set forth in the Post-Closing Assistance Covenants.

      "QUARTERLY REPORTS" has the meaning set forth in Section 3.3(a) of this Agreement.

      "REGISTRATION RIGHTS AGREEMENT" has the meaning set forth in Section 6.3 of this Agreement.

      "REGISTRATION STATEMENT" has the meaning set forth in Section 6.3 of this Agreement.

      "REGULATION D" means Regulation D promulgated under the Securities Act.

      "RETURNS" means all foreign, federal, state, local and municipal Tax and information returns.

      "SEC" means the Securities and Exchange Commission.

      "SECTION 4.13(r) DOCUMENTS" has the meaning set forth in Section 4.13(r) of this Agreement.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SECURITYHOLDER REPRESENTATION AGREEMENT" means the Securityholder Representation Agreement in substantially the form attached hereto as Exhibit 6.1.

      "SPREADSHEET" means a spreadsheet dated as of the Closing Date, in substantially the form attached hereto as Exhibit 10.12, setting forth, as of the Closing Date and immediately prior to the Effective Time, information relating to the Effective Time Securityholders. Such spreadsheet shall also reflect the withholding obligations for the Effective Time Securityholders.

If any information set forth in such spreadsheet changes because a CDM Securityholder that held Dissenting Shares fails to perfect appraisal rights or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, or for any other reason, then the Chief Executive Officer of CDM as of immediately prior to the Effective Time shall deliver a revised Spreadsheet to OmniVision setting forth the corrected information and the effective date of the revision.

      "SPREADSHEET SUBMISSION DATE" means the later of (A) the date on which CDM delivers the Spreadsheet to OmniVision, (B) the Closing Date, or (C) the Dissenters Deadline Date.

      "SUBSIDIARY" of an entity means a corporation or other business entity in which such entity owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

      "TAX" (and, with correlative meaning, "TAXES") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and
(C) any liability for the payment of any amounts of the type described in clause
(A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

      "TAX REPORTING DOCUMENTATION" means, collectively, an original Form W-9 (or Form W-8, in the case of non-U.S. persons) and other forms and documents that OmniVision may reasonably request.

      "TENDERING CDM STOCKHOLDER" means an Effective Time Securityholder tendering a CDM Certificate or an Affidavit.

      "TERM SHEET" means the Non-Binding "Project Ski-Jump" Term Sheet the executed by officers of OmniVision and CDM relating to the transactions contemplated by this Agreement.

      "THIRD-PARTY CLAIM" means a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against OmniVision or such other OmniVision Indemnified Person.

      "THIRD PARTY PRODUCT TECHNOLOGY" has the meaning set forth in Section 4.13(e) of this Agreement.

      "TOTAL CAP" means $10,000,000 (referred to, for purposes of this definition only, as the "INITIAL $10,000,000"), plus an additional $10,000,000 which will be added to the Initial $10,000,000 retroactive to the Effective Time only if and when the Milestone Event occurs.

      "2003 POLICY" has the meaning set forth in Section 4.16(l) of this Agreement.

      Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

                                   ARTICLE 2
                                   THE MERGER

      2.1 Closing. Absent the termination of this Agreement as provided in
Article 11, the Closing shall take place at the offices of O'Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by CDM, OmniVision and the Representative, the Certificate of Merger shall be filed with the Delaware Secretary of State in accordance with Delaware Law.

      2.2 Effects of the Merger. At and upon the Effective Time:

            (a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into CDM, and CDM shall be the surviving corporation (the "SURVIVING CORPORATION") pursuant to the terms of this Agreement and the Certificate of Merger;

            (b) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read as did the Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with its terms and Delaware Law; provided that
Article I of such Certificate of Incorporation shall be amended to read in its entirety as follows: "The name of the Corporation is CDM Optics, Inc.";

            (c) the Bylaws of the Surviving Corporation shall be amended and restated to read as did the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with its terms and Delaware Law; provided that such Bylaws shall be amended to reflect the name of the Surviving Corporation is "CDM Optics, Inc.";

            (d) the officers of the Surviving Corporation immediately after the Effective Time shall be as set forth on Exhibit 2.2(d) hereto until their earlier death, resignation or removal in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Surviving Corporation;

            (e) the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time shall be as set forth on
Exhibit 2.2(e) hereto until their earlier death, resignation or removal in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Surviving Corporation; and

            (f) the Merger shall, from and after the Effective Time, have all of the effects provided by Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of CDM and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of CDM and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Time, the Surviving Corporation shall become a wholly-owned subsidiary of OmniVision.

      2.3 Conversion of Shares in Merger.

            (a) Conversion of Merger Sub Common Stock; Treatment of CDM Treasury Stock; Treatment of Rights to Acquire CDM Capital Stock Owned by OmniVision. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the shares of common stock of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of capital stock of Surviving Corporation that are issued and outstanding immediately after the Effective Time. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation. At the Effective Time, each share of CDM Capital Stock, if any, held in the treasury of CDM shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto. At the Effective Time, any rights to acquire CDM Capital Stock held or acquired by OmniVision prior to the Effective Time, if any (including, without limitation, any CDM Warrants purchased by OmniVision pursuant to Section 2.3(b)(ii)), shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

            (b) Conversion of CDM Capital Stock.

                  (i) CDM Options. Subject to the terms and conditions of this Agreement and the applicable Contracts with respect to each CDM Option (including, without limitation, the CDM Option Plan), at the Effective Time, each CDM Option that is both disclosed in Section 4.4(b) and properly reflected on the Spreadsheet and that remains issued, outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger and without the need for further action on the part of the holder thereof (except as expressly provided herein), be cancelled and shall represent the right to receive in exchange for such cancellation (1) a number of shares of OmniVision Common Stock for each share of CDM Common Stock which would have been issued upon the exercise in full immediately prior to the Effective Time of such CDM Option equal to the Initial Stock Conversion Number and (2) an amount of cash, without interest, equal to (X) the Initial Cash Conversion Number less (Y) the aggregate exercise price of such CDM Option had such CDM Option been exercised in full immediately prior to the Effective Time. CDM shall advise OmniVision on the adequate and accurate withholding obligations with respect to the cancellation of the CDM Options. Based on the foregoing, OmniVision will, and hereby covenants to, properly withhold for all income and employment-related Taxes imposed in connection with the payments to the holders of all unexercised CDM Options on or after the Closing Date. The preceding provisions of this
Section 2.3(b)(i) are subject to the provisions of Section 2.3(b)(v) (regarding delivery of cash in lieu of fractional shares), Section 2.3(c) (regarding rights of holders of Dissenting Shares), Section 2.5 (regarding the Contingent Shares) and the Put Right.

                  (ii) CDM Warrants. Subject to the terms and conditions of this Agreement and the applicable Contracts with respect to each CDM Warrant, immediately prior to the Effective Time, OmniVision shall purchase all CDM Warrants that are both disclosed in Section 4.4(c) and properly reflected on the Spreadsheet that remain issued, outstanding and unexercised immediately prior to the Effective Time, and each CDM Warrantholder shall, without need for any further action on the part of the holder thereof (except as expressly provided herein), sell, assign and convey such issued, outstanding and unexercised CDM Warrants to OmniVision. As the sole consideration for the sale of each such CDM Warrant to OmniVision, the CDM Warrantholder shall have the right to receive in exchange for such sale to OmniVision, (1) a number of shares of OmniVision Common Stock for each share of CDM Common Stock which would have been issued upon the exercise in full immediately prior to the Effective Time of such CDM Warrant equal to the Initial Stock Conversion Number and (2) an amount of cash, without interest, equal to
(X) the Initial Cash Conversion Number less (Y) the aggregate exercise price of such CDM Warrant had such CDM Warrant been exercised in full immediately prior to the Effective Time. The preceding provisions of this Section 2.3(b)(ii) are subject to the provisions of Section 2.3(b)(v) (regarding delivery of cash in lieu of fractional shares), Section 2.3(c) (regarding rights of holders of Dissenting Shares), Section 2.5 (regarding the Contingent Shares) and the Put Right. At the Effective Time, all CDM Warrants purchased by OmniVision pursuant to this Section 2.3(b)(ii) shall be cancelled in accordance with Section 2.3(a).

                  (iii) CDM Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of CDM Common Stock (including CDM Common Stock issued upon exercise of CDM Options and CDM Warrants before the Effective Time in accordance with Applicable Law and applicable Contracts (but excluding any CDM Options cancelled in accordance with Section 2.3(b)(i) and any CDM Warrants purchased by OmniVision in accordance with Section 2.3(b)(ii)), each as in effect on the date of such exercise) that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), cease to exist and shall be converted into and represent the right to receive (1) a number of shares of OmniVision Common Stock equal to the Initial Stock Conversion Number and (2) an amount of cash, without interest, equal to the Initial Cash Conversion Number. The amount of cash each CDM Stockholder is entitled to receive for the shares of CDM Common Stock held by such CDM Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of CDM Common Stock held by such CDM Stockholder. The preceding provisions of this Section 2.3(b)(iii) are subject to the provisions of Section 2.3(b)(v) (regarding the delivery of cash in lieu of any fractional shares), Section 2.3(c) (regarding rights of holders of Dissenting Shares), Section 2.5 (regarding the Contingent Shares), and the Put Right.

                  (iv) Contingent Consideration. In addition to the Initial Stock Consideration and Initial Cash Consideration payable pursuant to Section 2.3(b)(i)-(iii), upon the occurrence of the Milestone Event, OmniVision shall distribute additional cash to the former CDM Securityholders, all in accordance with the terms and conditions set forth in this Agreement. Subject to the provisions of this Agreement, the portion of the additional cash payable by OmniVision to each CDM Securityholder upon the occurrence of the Milestone Event will be in proportion to the number of shares of CDM Common Stock owned by such CDM Securityholder immediately prior to the Effective Time, the number of shares of CDM Common Stock issuable upon the exercise of any issued, outstanding and unexercised CDM Options held by such CDM Securityholder immediately prior to the Effective Time and the number of shares of CDM Common Stock issuable upon the exercise of any issued, outstanding and unexercised CDM Warrants held by such CDM Securityholder immediately prior to the Effective Time.

                  (v) Fractional Shares. No fractional shares of OmniVision Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of CDM Common Stock who would otherwise be entitled to receive a fraction of a share of OmniVision Common Stock (after aggregating all fractional shares of OmniVision Common Stock to be received by such holder at that time) will receive from OmniVision an amount of cash (rounded to the nearest whole cent) equal to 140% of the Closing Stock Price multiplied by the fraction of a share of OmniVision Common Stock to which such holder would otherwise be entitled.

            (c) Dissenting Shares. If, in connection with the Merger, holders of CDM Capital Stock, CDM Options or CDM Warrants are entitled to appraisal rights pursuant to Delaware Law or, if and only to the extent applicable, Colorado Law, any Dissenting Shares shall not be converted into a right to receive shares of OmniVision Common Stock and cash as provided in Section 2.3(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law or, if and only to the extent applicable, Colorado Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law or, if and only to the extent applicable, Colorado Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law or, if and only to the extent applicable, Colorado Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law or, if and only to the extent applicable, Colorado Law). In the event that any CDM Securityholder eligible for appraisal rights fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of CDM Capital Stock (or if applicable, other CDM securities, if any, that entitled to appraisal rights under applicable law) or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Articles 2 and 3 in respect of such shares as if such shares had never been Dissenting Shares, and OmniVision shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.6, following the satisfaction of the applicable conditions set forth in Section 2.6, the shares of OmniVision Common Stock and cash, without interest thereon, to which such CDM Securityholder would have been entitled under Section 2.3(b) with respect to such shares, subject to the provisions of Section 2.3(b)(i) (regarding deductions from Initial Cash Consideration payable to any CDM Securityholder equal to the aggregate exercise price of any outstanding and unexercised CDM Options held by him immediately prior to the Effective Time and not directly paid for in cash by such CDM Securityholder), Section 2.3(b)(ii) (regarding deductions from Initial Cash Consideration payable to any CDM Securityholder equal to the aggregate exercise price of any outstanding and unexercised CDM Warrant held by him immediately prior to the Effective Time and not directly paid for in cash by such CDM Warrantholder); Section 2.3(b)(v) (regarding the delivery of cash in lieu of any fractional shares), Section 2.5 (regarding the Contingent Shares), the Put Right and any tax withholding obligations. CDM shall give OmniVision prompt notice (and in no event more than two business days) of any demand received by CDM for appraisal of CDM Capital Stock or notice of exercise of a CDM Stockholder's appraisal rights, and OmniVision shall have the right to control all negotiations and proceedings with respect to any such demand. CDM agrees that, except with OmniVision's prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal.

      2.4 CDM Options; CDM Warrants and Other Rights Not Assumed. Except as expressly provided herein with respect to CDM Options disclosed in Section 4.4(b) and the Spreadsheet that are cancelled in accordance with Section 2.3(b)(i) and CDM Warrants disclosed in Section 4.4(c) and properly reflected on the Spreadsheet that are purchased by OmniVision in accordance with Section 2.3(b)(ii) and cancelled in accordance with Section 2.3(a), OmniVision is not assuming, and shall not assume, any obligations or Liabilities under (a) the CDM Option Plan, (b) any outstanding CDM Options, (c) any outstanding CDM Warrants, or (c) any other direct or indirect rights to acquire shares of CDM Capital Stock. On the Closing Date, the CDM Option Plan, any CDM Options, any CDM Warrants and any other direct or indirect rights to acquire shares of CDM Capital Stock shall be terminated without further obligation (other than the specific obligations of OmniVision set forth in Sections 2.3(b)(i) and 2.3(b)(ii) and Article 3), or Liability of CDM, OmniVision or the Surviving Corporation. Other than the consideration payable pursuant to Sections 2.3(b)(i) and 2.3(b)(ii) and Article 3 (which must be set forth on the Spreadsheet), with respect to CDM Options and CDM Warrants which remain outstanding and unexercised immediately prior to the Effective Time, OmniVision shall not substitute any equivalent option, warrant or right for any such terminated CDM Option, CDM Warrant or right.

      2.5 Contingent Stock Arrangement.

            (a) Contingent Shares. At the Effective Time, the number of shares of OmniVision Common Stock issuable pursuant to Section 2.3(b)(i)-(iii) to the Effective Time Securityholders shall be reduced, on a pro rata basis based upon the number of shares and amount of cash each such holder is entitled to receive pursuant to Section 2.3(b)(i)-(iii) with respect to the shares of CDM Capital Stock and shares of CDM Capital Stock issuable with respect to outstanding and unexercised CDM Options and CDM Warrants that remain outstanding and unexercised as of immediately prior to the Effective Time (other than Dissenting Shares) relative to the number of shares and amount of cash all such holders are entitled to receive pursuant to Section 2.3(b)(i)-(iii) with respect to their shares of CDM Capital Stock and shares of CDM Capital Stock issuable with respect to outstanding and unexercised CDM Options and CDM Warrants that remain outstanding and unexercised as of immediately prior to the Effective Time (and prior to the cancellation of such CDM Options pursuant to Section 2.3(b)(i) and the purchase of such CDM Warrants pursuant to Section 2.3(b)(ii)) (other than, in each case, Dissenting Shares) ("PRO RATA SHARE"), by the number of Contingent Shares. For purposes of calculating the Pro Rata Share for an Effective Time Securityholder, the amount of cash taken into consideration shall be determined prior to giving effect to the amount of offset equal to the aggregate exercise price otherwise payable with respect to the CDM Options and CDM Warrants. Subject to Article 12 and Section 2.5(g), OmniVision shall reserve the issuance of the Contingent Shares until the completion of the Escrow Period as security for the Effective Time Securityholders' indemnification obligations for Damages under Article 12 and subject to deduction pursuant to Article 12.

            (b) Adjustments for Capital Changes. In the event that prior to the date of issuance of the Contingent Shares, any stock split, combination, reclassification, stock dividend, recapitalization or similar event with respect to the OmniVision Common Stock or any change or conversion of OmniVision Common Stock into other securities, cash or property should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the Contingent Shares as provided in this Section 2.5 and thereafter all references to the Contingent Shares shall be deemed to be such consideration as so adjusted.

            (c) Distributions on Contingent Shares. Subject to the terms of this Agreement, any Contingent Dividends shall be held by OmniVision for the benefit of the Effective Time Securityholders and distributed to the Effective Time Securityholders in accordance with their respective Pro Rata Share within five business days following the expiration of the Escrow Period.

            (d) Voting of Contingent Shares. The Effective Time Securityholders shall not be entitled to any voting rights with respect to the Contingent Shares, until such time or times that the Contingent Shares are issued in accordance with this Section 2.5.

            (e) Approval of Contingent Share Arrangement. By approving the Merger and/or accepting the consideration set forth in any of Section 2.3(b)(i)-(iii), the Effective Time Securityholders will have (i) irrevocably and unconditionally approved the retention by OmniVision of any Contingent Shares and any Escrow Consideration in satisfaction of any indemnification obligations of the Effective Time Securityholders under Article 12, (ii) irrevocably and unconditionally authorized the Representative to make, on behalf of all of the Effective Time Securityholders, either of the elections set forth in Section 2.5(g) with respect to substituting Escrow Consideration for Contingent Shares, and (iii) irrevocably and unconditionally agreed to take such other actions, if any, with respect to the issuance (or non-issuance and retention by OmniVision) of the Contingent Shares or Escrow Consideration (including, without limitation, with respect to any election by the Representative to substitute Escrow Cash or Contingent Cash for Contingent Shares pursuant to Section 2.5(g)) as may be necessary, in OmniVision's reasonable opinion, to effect the proper treatment of the Contingent Shares or Escrow Consideration pursuant to the terms of this Agreement.

            (f) Issuance of Contingent Shares. Subject to Article 12 and Sections 2.5(e) and 2.5(g), within five business days following the expiration of the Escrow Period, OmniVision shall make payment of any Contingent Dividends and issue certificates representing the Contingent Shares to the Effective Time Securityholders at their respective addresses as reflected in the records of OmniVision and, in each case, in accordance with such Effective Time Securityholder's respective Pro Rata Share. Subject to Article 12 and Sections 2.5(e) and 2.5(g), payment of any Contingent Dividends and issuance of certificates representing the Contingent Shares shall be made if the amount of Contingent Dividends and the number of Contingent Shares exceeds, as applicable,
(i) any Contingent Dividends and Contingent Shares retained by OmniVision in satisfaction of Claims for Damages by OmniVision Indemnified Persons and (ii) any amount of Contingent Dividends and Contingent Shares that is necessary to satisfy all unresolved, unsatisfied or disputed Claims for Damages specified in any Notice of Claim delivered to the Representative before the expiration of the Escrow Period. Subject to Article 12 and Sections 2.5(e) and 2.5(g), if any Claims are unresolved, unsatisfied or disputed as of the expiration of the Escrow Period, then OmniVision shall not issue that amount of Contingent Shares (which shall be deemed to have a per share value equal to 140% of the Closing Stock

Price) and Contingent Dividends that equals the total maximum amount of Damages then being claimed by OmniVision Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and within five business days following resolution of any such Claims, OmniVision shall issue to the Effective Time Securityholders, at their respective addresses as reflected in the records of OmniVision and in accordance with their respective Pro Rata Share, any remaining Contingent Shares and Contingent Dividends, if any, not required to satisfy remaining unresolved, unsatisfied or disputed Claims. Payment of Contingent Dividends, if any, shall be made by check or property, as applicable. If the number of Contingent Shares to be issued to any Effective Time Securityholder is not evenly divisible by one, OmniVision shall round down the number of shares to be distributed to the nearest whole share. In lieu of the fractional interest not distributed, OmniVision shall distribute to such Effective Time Securityholder cash in an amount (rounded to the nearest whole cent) equal to the product of (i) such fractional interest and (ii) 140% of the Closing Stock Price. OmniVision shall be deemed to have purchased all such fractional interests which it has distributed cash in lieu of (rounded down to the nearest whole share after aggregating all such fractional interests).

            (g) Substitution of Escrow Consideration in Replacement of Contingent Shares. In the event that any of the Contingent Shares are not issued to the Effective Time Securityholders because OmniVision retains or makes a Notice of Claim and does not issue such Contingent Shares pursuant to one or more Contested Claim(s) delivered on or prior to the eighteen-month anniversary of the Effective Time in compliance with Article 12 and prior to the final resolution of such Contested Claim(s), the Representative (on behalf of all Effective Time Securityholders) shall have the right (but not the obligation), by written notice to OmniVision signed by the Representative and delivered to OmniVision within five business days following the eighteen-month anniversary of the Effective Time to either:

            (i) elect by such written notice, accompanied by a bona fide cashier's check drawn by the Representative and payable to OmniVision or wire transfer to an account designated by OmniVision (for which the Representative shall have been remunerated by the Effective Time Securityholders in accordance with their respective Pro Rata Share) from a bank of nationally recognized standing in an aggregate amount equal to the aggregate value of the Contingent Shares (valuing each such share at 140% of the Closing Stock Price) retained and not issued by OmniVision pursuant to such Contested Claim(s) (such payment amount, collectively, the "ESCROW CASH") to have OmniVision replace such Contingent Shares with the Escrow Cash. Within three business days after OmniVision's receipt of such notice of election of the Representative and Escrow Cash, each in form and substance reasonably acceptable to OmniVision, OmniVision shall substitute the Escrow Cash included with the notice for the applicable number of Contingent Shares and shall issue such Contingent Shares, in the names of the Effective Time Securityholders as reflected on the Spreadsheet in accordance with their Pro Rata Share, to the Representative for delivery by the Representative to the Effective Time Securityholders, and OmniVision shall have no further obligation with respect to such Contingent Shares except as may exist under the Put Agreement or Registration Rights Agreement. OmniVision shall deposit any Escrow Cash received by it in a segregated interest-bearing account at a nationally-recognized bank of its selection. Any interest, earnings or other income that accrues upon the Escrow Cash, during the period of time which the Escrow Cash is held in such account (the "ESCROW EARNINGS") shall not be deemed to be part of the Escrow Cash, but instead shall be the property of OmniVision as compensation for maintaining and administering the Escrow Cash account. Effective Time Securityholders will not be entitled to and will not be paid any interest on the Escrow Cash. For tax reporting purposes, all Escrow Earnings, if any, attributable to the Escrow Cash shall be allocable to OmniVision. The Escrow Cash shall be considered "Contingent Shares" for all purposes in Article 12 of this Agreement and Escrow Cash will only be released to the Effective Time Securityholders when, if, and to the extent the Contingent Shares for which such Escrow Cash was substituted would have been issued to the Effective Time Securityholders pursuant to Article 12 (and subject to any deduction for Damages in accordance with Article 12); or

                  (ii) elect by such written notice to have OmniVision replace the Contingent Shares retained by OmniVision and not issued by OmniVision pursuant to such Contested Claim(s), with an obligation of OmniVision to pay, when, if and to the extent due pursuant to Article 12 (and subject to any deduction for Damages in accordance with Article 12), an amount of cash to the Effective Time Securityholders (the "CONTINGENT CASH") equal to the value of their respective Pro Rata Share of the retained Contingent Shares (valuing each such share at 140% of the Closing Stock Price). Immediately upon OmniVision's receipt of such notice of election of the Representative in form and substance reasonably acceptable to OmniVision, OmniVision shall substitute its obligations with respect to the Contingent Shares with an obligation to issue Contingent Cash as set forth in the immediately preceding sentence and subject to the terms and conditions of Article 12, and no Effective Time Securityholder shall have any right or interest in or to the Contingent Shares that are replaced by such Contingent Cash obligation, and any and all obligations of OmniVision with respect to such Contingent Shares will terminate and be of no further force or effect. The Effective Time Securityholders will not be entitled to and will not be paid any interest with respect to the Contingent Cash. Contingent Cash shall be considered "Contingent Shares" for all purposes in Article 12 of this Agreement and Contingent Cash will only be paid to the Effective Time Securityholders when, if, and to the extent the Contingent Shares for which such Contingent Cash was substituted would be issued to the Effective Time Securityholders pursuant to Article 12 (and subject to any deduction for Damages in accordance with Article 12).

            (h) No Transfer or Encumbrance. No Contingent Shares, Escrow Consideration, Contingent Dividends or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law) by OmniVision or an Effective Time Securityholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of OmniVision or such Effective Time Securityholder, prior to
(i) in the case of OmniVision, the retention of Contingent Shares, Escrow Consideration or Contingent Dividends in satisfaction of a resolved Claim for Damages in accordance with this Agreement or (ii) in the case of the Effective Time Securityholders, the issuance and payment by OmniVision to the Effective Time Securityholders of Contingent Shares or Contingent Dividends in accordance with this Agreement, except that Effective Time Securityholders shall be entitled to assign their rights to the Contingent Shares and Contingent Dividends by will or by the laws of intestacy.

            (i) No Liability of OmniVision. In holding and administering the Contingent Shares, Escrow Consideration and Contingent Dividends, OmniVision will incur no liability with respect to any action taken (or not taken) or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed or approved by the Representative (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except OmniVision's own willful misconduct or gross negligence. In all questions arising under this Agreement with respect to the Contingent Shares, Escrow Consideration and Contingent Dividends, OmniVision may rely on the written opinion of counsel, and OmniVision will not be liable to anyone for anything done, omitted or suffered in good faith by OmniVision based on such advice.

      2.6 Exchange of Certificates.

            (a) CDM Certificates. OmniVision shall provide CDM with the following materials to be mailed by CDM prior to the Closing Date on behalf of OmniVision to each holder of record of CDM Capital Stock that was outstanding immediately prior to the Effective Time, and each holder of CDM Warrants and CDM Options which will be, at the Effective Time, converted into, exchanged for, or represent the right to receive shares of OmniVision Common Stock and cash pursuant to Section 2.3(b): (i) a letter of transmittal in customary form (including appropriate Tax Reporting Documentation to be completed by each Effective Time Securityholder); and (ii) instructions for use in effecting the surrender of the CDM Certificates in exchange for the number of shares of OmniVision Common Stock and amount of cash specified in this Article 2. Upon surrender of a CDM Certificate for cancellation or upon delivery of an Affidavit to OmniVision (in the case of a Tendering CDM Stockholder), together with such letter of transmittal, any required Tax Reporting Documents, each duly completed and validly executed in accordance with the instructions thereto, OmniVision shall issue or cause to be issued to each Tendering CDM Stockholder, each CDM Optionholder entitled to payment under Section 2.3(b)(i) and each CDM Warrantholder entitled to payment under Section 2.3(b)(ii) the number of shares of OmniVision Common Stock and amount of cash to which such Effective Time Securityholder is entitled pursuant to Section 2.3(b), subject to the provisions of Section 2.3(c) (regarding rights of holders of Dissenting Shares) and Section
2.5 (regarding the Contingent Shares) as set forth herein. If an Effective Time Securityholder returns the requisite materials, in proper and complete form, to OmniVision at least five days prior to the Closing Date, OmniVision shall, (i) on the Closing Date, cause the portion of the Initial Cash Consideration payable to such Effective Time Securityholder pursuant to Section 2.3(b) and the Spreadsheet to be delivered, at OmniVision's election, by (x) cashier's checks to the Representative at O'Melveny & Myers LLP's or OmniVision's offices on the Closing Date (who shall in turn deliver such checks to the other Effective Time Securityholders), (y) wire transfer pursuant to valid wire transfer instructions received by OmniVision at least two business days prior to the Closing Date or
(z) cashier's check by overnight courier the following business day to such Effective Time Securityholder (or, if the requisite materials are not received in proper and complete form at least five days prior to the Effective Time, OmniVision shall deliver such portion of the Initial Cash Consideration within a reasonable time following receipt of such properly completed materials by OmniVision, but in any case within five business days after receipt by OmniVision of properly completed materials from such Tendering CDM Stockholder as required by this Section 2.6(a)), and (ii) within 20 business days after the later of the Closing Date or OmniVision's receipt from the Effective Time Securityholder of properly completed materials as required by this Section 2.6(a), deliver a certificate representing the number of shares of OmniVision Common Stock to which such Effective Time Securityholder is due (other than the Contingent Shares) pursuant to Section 2.3(b). Until CDM Certificates are surrendered or an Affidavit is delivered pursuant to this Section 2.6(a), together with such other documents required pursuant to this Section 2.6(a), such CDM Certificates shall be deemed, for all purposes, to evidence ownership of the number of shares of OmniVision Common Stock and amount of cash which CDM Capital Stock shall have been converted pursuant to Section 2.3(b), subject to the provisions of Section 2.3(c) (regarding rights of holders of Dissenting Shares) and Section 2.5 (regarding the Contingent Shares).

            (b) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Time with respect to OmniVision Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered CDM Certificate with respect to the shares of OmniVision Common Stock represented thereby until the holder of record of such CDM Certificate shall surrender such CDM Certificate as provided in this Section 2.6. Following surrender of any such CDM Certificate, there shall be paid to the record holder of the certificates representing whole shares of OmniVision Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of OmniVision Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of OmniVision Common Stock.

            (c) CDM Stock Transfer Books. All shares of OmniVision Common Stock and cash issued upon the surrender for exchange of shares of CDM Capital Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CDM Capital Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of CDM or its transfer agent of any CDM Capital Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, any CDM Certificates or Affidavits are presented for any reason, they shall be cancelled and exchanged as provided in this Section 2.6.

            (d) No Liability of OmniVision. Neither OmniVision nor the Surviving Corporation shall be liable to any holder of shares of CDM Capital Stock for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. Notwithstanding anything to the contrary contained herein, if any CDM Certificate has not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger consideration contemplated by this Agreement in respect of such CDM Certificate would otherwise escheat to or become the property of any Governmental Authority), any amounts payable in respect of such CDM Certificate shall, to the extent permitted by Applicable Law, become the property of OmniVision, free and clear of all claims or interests of any Person previously entitled thereto. OmniVision shall be entitled to rely without inquiry or investigation on the information contained in the Spreadsheet and shall make the payments and distributions contemplated by Article 2 and Article 3 in accordance with such information, and neither OmniVision nor the Surviving Corporation shall have any liability to any Person for making such payments and distributions in accordance with such information.

      2.7 Tax Consequences, Withholding and Reporting.

            (a) Tax Consequences. It is acknowledged by the parties hereto that the Merger shall constitute a taxable transaction to the CDM Securityholders for federal and state tax purposes. OmniVision makes no representations or warranties to CDM or to any CDM Stockholder, CDM Optionholder or CDM Warrantholder regarding any of the tax consequences to CDM or any CDM Stockholder, CDM Warrantholder or CDM Optionholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. CDM and, by virtue of the CDM Stockholders approving the Merger, this Agreement and the other transactions or agreements contemplated hereby, the CDM Securityholders, acknowledge that CDM and the CDM Securityholders are relying solely on their own tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.

            (b) Tax Withholding. OmniVision or OmniVision's agents will be entitled to deduct and withhold from any shares or cash otherwise distributable pursuant to this Agreement to any CDM Securityholder (including with respect to any payment pursuant to Section 2.5 or Contingent Consideration Payment), the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment and the Spreadsheet shall correctly reflect the requisite deductions and withholdings with respect to the payments to be made pursuant to Sections 2.3 and 2.6 (but not any payments, if any, made pursuant to Section 2.5 or Article
3). OmniVision or OmniVision's agents shall first make such deduction and withholding against any cash otherwise distributable pursuant to this Agreement to any CDM Securityholder and to the extent cash shall not be available shall make such deduction and withholding from any OmniVision shares (valued per share at 140% of the Closing Stock Price) otherwise distributable pursuant to this Agreement to any CDM Securityholder. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the CDM Securityholder in respect of whom such deduction and withholding was made.

            (c) Tax Reporting. The Representative will provide OmniVision with tax identification numbers for each of the Effective Time Securityholders by furnishing appropriate Tax Reporting Documentation within 30 calendar days after the Closing Date (to the extent such Tax Reporting Documentation has not already been furnished by an Effective Time Securityholder with its letter of transmittal pursuant to Section 2.6(a)). The Representative and the Effective Time Securityholders shall also provide appropriate Tax Reporting Documentation to OmniVision, which information shall be accurate and complete when provided, after the Milestone Event and prior to OmniVision's payment of the Contingent Consideration Payment in order to enable OmniVision to properly calculate and make any required withholdings and deductions from the Contingent Consideration Payment. The parties hereto understand that, if such Tax Reporting Documentation is not so provided to OmniVision, OmniVision shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies or other property held by OmniVision if and to the extent such interest or other income is payable to any of the Effective Time Securityholders pursuant to this Agreement, as well as on the portion of any installment payments of cash or shares to the CDM Stockholders and the CDM Warrantholders characterized as imputed interest pursuant to Sections 483 or 1274 of the Code, if any.

            (d) Tax Treatment. For federal and state income Tax purposes, the Merger is intended to constitute a taxable purchase of the CDM Capital Stock and the CDM Warrants by OmniVision. The parties hereby agree that the obligations to issue the Contingent Shares and pay the Contingent Consideration Payment to the CDM Stockholders with respect to their CDM Capital Stock and to the CDM Warrantholders with respect to their CDM Warrants shall be treated as installment obligations for purposes of Section 453 of the Code.

      2.8 Adjustments for Capital Changes. Any provision of this Agreement shall be adjusted to appropriately reflect any stock split, stock dividend, reverse stock split, combination, recapitalization or other similar event affecting OmniVision Common Stock or CDM Capital Stock occurring on or after the date hereof and prior to the Effective Time and shall be reflected in an updated Spreadsheet as appropriate.

      2.9 Further Assurances. If, at any time before or after the Effective Time, any party reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the other parties and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

                                   ARTICLE 3
                            CONTINGENT CONSIDERATION

      3.1 Contingent Consideration Payment; Post-Closing Assistance. On or before the twenty-fifth calendar day following the end of OmniVision's fiscal quarter in which the Milestone Event occurs, OmniVision shall distribute to the Effective Time Securityholders, at their respective addresses as reflected in the records of OmniVision and in accordance with their respective Pro Rata Share, the Contingent Consideration Payment, subject to deduction and/or offset, if any, in accordance with Article 12 and/or this Article 3. In the event that OmniVision fails to make the Contingent Consideration Payment within 90 days after the date that such payment is due to be paid and uncontested pursuant to
Article 12 and/or this Article 3, then the Contingent Consideration Payment shall accrue simple interest at an annual interest rate (calculated daily on the basis of a year of 365 days and the actual number of days elapsed) equal to the rate of interest published by the Wall Street Journal as the "prime rate" in effect on the date the Contingent Consideration Payment was first due and uncontested, with the accrual of such interest commencing on the date that such Contingent Consideration Payment was first due and uncontested and ceasing to accrue the day before such Contingent Consideration Payment (together with any accrued and unpaid interest incurred by OmniVision pursuant to this sentence) is actually paid by OmniVision. Following the Closing, OmniVision and/or the Surviving Corporation shall provide the post-Closing assistance to the Surviving Corporation as set forth in the Post-Closing Assistance Covenants. The distribution of the Contingent Consideration Payment (and any interest thereon as set forth above) will be subject to any applicable Tax withholding.

      3.2 Limitations on Contingent Consideration.

            (a) Dollar Limitation. The Contingent Consideration Payment, in the event the Milestone Event occurs, shall be subject to deduction and/or offset pursuant to Article 12. In no event shall more than one Contingent Consideration Payment be made.

            (b) Milestone Limitation. In the event that the Milestone Event does not occur between the Effective Time and the fourth anniversary of the Closing Date, all rights to receive any Contingent Consideration Payment shall be forfeited, no Contingent Consideration Payment shall be made to any Effective Time Securityholder and OmniVision shall have no obligation to make the Contingent Consideration Payment to the Effective Time Securityholders pursuant to this Agreement or otherwise.

            (c) Indemnification Claims. If prior to the date scheduled for distribution of the Contingent Consideration Payment, OmniVision delivers a Notice of Claim to the Representative specifying that any earned but unpaid Contingent Consideration Payment is necessary to satisfy a Claim for Damages, such Claim remains unresolved, unsatisfied or disputed as of the date scheduled for payment of the Contingent Consideration Payment, and the amount of such Claim, combined with any other unresolved, unsatisfied or disputed Claims, is greater than the value of the Contingent Shares (if any) and the Escrow Consideration (if any) then held pursuant to Section 2.5, then OmniVision shall retain possession and custody of that amount of the Contingent Consideration Payment that equals the total maximum amount of Damages then being claimed by the OmniVision Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, that are not then adequately secured by any Contingent Shares (if any) and any Escrow Consideration (if any) then being held by OmniVision, and within 10 business days following resolution of all such Claims, OmniVision shall release to the Effective Time Securityholders, after the scheduled distribution date, at their respective addresses as reflected in the records of OmniVision and in accordance with their respective Pro Rata Share of the Contingent Consideration Payment, any remaining amounts due under the Contingent Consideration Payment, if any, not required to satisfy such Damages. Such releases of the Contingent Consideration Payment, if any, shall be made by check.

            (d) Contingent Consideration Rights Not Transferable. No portion of the Contingent Consideration Payment may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by an Effective Time Securityholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such holder, prior to the actual distribution to such holder of such Contingent Consideration Payment in accordance with this Agreement, except that an Effective Time Securityholder shall be entitled to assign his rights to such Contingent Consideration Payment by will or the laws of intestacy.

      3.3 Contingent Consideration Reporting.

            (a) Quarterly Reports. Within 25 calendar days following the end of each of OmniVision's fiscal quarters following the Closing Date during which fiscal quarter there have been sales of Qualifying Products, OmniVision will deliver to the Representative a report showing the number of units of Qualifying Products sold during such fiscal quarter and cumulative number of units of Qualifying Products sold since the Closing Date through the end of such fiscal quarter that, in each case, qualify towards the Milestone Event (the "QUARTERLY REPORTS"). OmniVision shall have no obligation to prepare or deliver Quarterly Reports following the earlier of (i) the date the Contingent Consideration Payment is made by OmniVision and (ii) the fourth anniversary of the Closing Date plus the completion of one full OmniVision fiscal quarter following the fourth anniversary of the Closing Date; provided that unless the Contingent Consideration Payment is made by OmniVision prior to the fourth anniversary of the Closing Date plus the completion of one full OmniVision fiscal quarter following the fourth anniversary of the Closing Date, OmniVision shall prepare and deliver to the Representative within 25 calendar days following the fourth anniversary of the Closing Date plus the completion of one full OmniVision fiscal quarter following the fourth anniversary of the Closing Date a final report containing the same information as set forth in the Quarterly Reports for any stub period between the last delivered Quarterly Report and the fourth anniversary of the Closing Date (such final stub period report is also considered a "Quarterly Report" hereunder).

            (b) Representative Objection to Quarterly Report. The Representative shall, within 25 calendar days after delivery of any Quarterly Report, deliver to OmniVision in writing any objection thereto. Any such objection shall be in reasonable detail and include the specific component or components of OmniVision's calculation in dispute. To the extent not specifically and expressly disputed in a timely manner, OmniVision's Quarterly Report shall be conclusive, accepted and binding on the Representative and the Effective Time Securityholders and neither the Representative nor the Effective Time Securityholders shall be entitled to raise any objection (whether in connection with a subsequent Quarterly Report or otherwise) with respect to the calculations set forth in such Quarterly Report. If the Representative objects in writing to OmniVision's calculations contained in a Quarterly Report prior to the expiration of such 25 calendar day period, OmniVision and the Representative shall resolve such conflict in accordance with the procedures set forth in
Section 12.8 for Contested Claims. OmniVision shall provide the Representative with reasonable access to the relevant books and records during normal business hours and with reasonable advanced notice with respect to matters concerning the calculation of the Milestone Event, subject to the Representative entering into customary confidentiality agreements with respect thereto.

            (c) Contingent Consideration Notice. Within 25 calendar days following the end of the month in which the Milestone Event occurs, OmniVision shall deliver to the Representative a written notice (the "CONTINGENT CONSIDERATION NOTICE") stating that the Milestone Event has occurred and specifying in reasonable detail, if applicable under Article 12, any proposed recovery for Damages, if any.

            (d) Representative Objection to Contingent Consideration Payment Deductions. The Representative shall, within 25 calendar days after delivery of the Contingent Consideration Notice, deliver to OmniVision in writing any objection to any proposed deduction or offset against the Contingent Consideration Payment contained in the Contingent Consideration Notice. Any such objection shall be in reasonable detail and include the specific component or components of OmniVision's proposed deduction in dispute. To the extent not specifically and expressly disputed in a timely manner, OmniVision's proposed deduction shall be conclusive, accepted and binding on the Representative and the Effective Time Securityholders. If the Representative objects in writing to OmniVision's proposed deduction prior to the expiration of such 25 calendar day period, no portion of the Contingent

Consideration Payment shall be distributed to the Effective Time Securityholders or deducted and/or offset against by OmniVision, and OmniVision and the Representative shall resolve such conflict in accordance with the procedures set forth in Section 12.8 for Contested Claims.

            (e) Contingent Consideration as Merger Consideration. Except for any payments made with respect to the CDM Options, any Contingent Consideration Payment payable to the Effective Time Securityholders pursuant to this Article 3 will not constitute compensation for services but rather will constitute part of the consideration for the CDM Capital Stock and CDM Warrants acquired by OmniVision in the Merger.

                                   ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF CDM

      Subject to the exceptions set forth in a numbered or lettered section of the CDM Disclosure Letter, CDM and each CDM Officer represents and warrants to OmniVision and Merger Sub as follows:

      4.1 Organization and Good Standing. CDM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CDM has been, and CDM's predecessor (while in existence) was at all times during its existence, continuously in good standing under the laws of their respective jurisdictions of incorporation since their respective dates of incorporation. CDM has the corporate power and authority to own, operate and lease its properties and to carry on the CDM Business. CDM is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary (each such jurisdiction being listed on Schedule 4.1 of the CDM Disclosure Letter). CDM has delivered to OmniVision's legal counsel true and complete copies of the currently effective Certificate of Incorporation and Bylaws of CDM, each as amended to date. CDM is not in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

      4.2 Subsidiaries. CDM does not have any Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. CDM is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

      4.3 Power, Authorization and Validity.

            (a) Power and Authority. Subject to receipt of the CDM Stockholder Approval, CDM has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the CDM Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by CDM of this Agreement, each of the CDM Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by CDM's Board of Directors. CDM and the CDM Stockholders listed on
Exhibit 10.8(A) have executed and delivered to OmniVision the Voting Agreement under which such CDM Stockholders have agreed, among other things, to vote their shares of CDM Capital

Stock in favor of the Merger, the adoption and approval of this Agreement and the other actions contemplated by this Agreement and required in furtherance of this Agreement, which votes are sufficient to obtain the CDM Stockholder Approval. No state takeover statute is applicable to the Merger or other transactions contemplated by this Agreement.

            (b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by CDM to enable CDM to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the CDM Ancillary Agreements or to consummate the Merger, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and (ii) the CDM Stockholder Approval.

            (c) Enforceability. This Agreement has been duly executed and delivered by CDM. This Agreement and each of the CDM Ancillary Agreements are, or when executed by CDM will be, valid and binding obligations of CDM, enforceable against CDM in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

      4.4 Capitalization of CDM.

            (a) Authorized and Outstanding Capital Stock of CDM. The authorized capital stock of CDM consists solely of 60,000,000 shares, of which 50,000,000 shares are designated as CDM Common Stock and 10,000,000 shares are designated as CDM Preferred Stock. Of the 50,000,000 shares of authorized CDM Common Stock, 49,000,000 shares are designated as CDM Voting Common Stock and 1,000,000 shares are designated as CDM Non-voting Common Stock. A total of 5,599,100 shares of CDM Common Stock are issued and outstanding as of the Agreement Date, 5,519,100 shares of which are CDM Voting Common Stock and 80,000 shares of which are CDM Non-voting Common Stock. No shares of CDM Preferred Stock are issued and outstanding as of the Agreement Date. Schedule 4.4(a) of the CDM Disclosure Letter sets forth, for issued and outstanding shares of CDM Capital Stock, (i) the name of each CDM Stockholder, (ii) the numbers and kind of shares of CDM Capital Stock held by each CDM Stockholder, (iii) the vesting schedule, if any, for such CDM Capital Stock, (iv) the extent such CDM Capital Stock is vested and unvested as of the Agreement Date, (v) whether the vesting of such CDM Capital Stock shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any, and (vi) whether an election under Section 83(b) of the Code with respect to such CDM Capital Stock has been timely filed with the Internal Revenue Service. No shares of CDM Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 4.4(a) of the CDM Disclosure Letter and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Schedule 4.4(a) of the CDM Disclosure Letter, except for shares of CDM Common Stock issued pursuant to the exercise of outstanding CDM Options listed on Schedule 4.4(b) of the CDM Disclosure Letter or pursuant to the exercise of outstanding CDM Warrants listed on Schedule 4.4(c) of the CDM Disclosure Letter. CDM holds no treasury shares. To CDM's Knowledge, each CDM Stockholder has good and marketable title to that number of shares of CDM Capital Stock as set forth beside such CDM Stockholder's name on Schedule 4.4(a) of the CDM Disclosure Letter, free and clear of any Encumbrance. All issued and outstanding shares of CDM Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by CDM in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by CDM.

            (b) Options. CDM has reserved an aggregate of 938,700 shares of CDM Common Stock for issuance pursuant to the CDM Option Plan (including shares subject to outstanding CDM Options). A total of 746,800 shares of CDM Common Stock are subject to outstanding CDM Options as of the date of this Agreement, each of which have been issued under the CDM Option Plan and no shares of CDM Common Stock will be subject to outstanding CDM Options as of immediately following the Effective Time. The Spreadsheet fully reflects the treatment of all outstanding CDM Options pursuant to Section 2.3(b)(i), including all applicable tax withholding amounts, and the CDM Option Plan and all applicable Contracts with respect to outstanding CDM Options have been or will be, as, if and to the extent necessary, duly and properly amended prior to the Effective Time to provide for the treatment of CDM Options in connection with the Merger as set forth in Section 2.3(b)(i). Schedule 4.4(b) of the CDM Disclosure Letter sets forth, for each issued and outstanding CDM Option, (i) the name of the holder of such CDM Option, (ii) the exercise price per share of such CDM Option,
(iii) the number of shares covered by such CDM Option and (iv) whether such CDM Option is an incentive stock option or non-statutory stock option under the Code. The terms of the CDM Option Plan permit the early exercise of CDM Options for CDM Common Stock as provided in this Agreement, without the consent or approval of the holders of such CDM Options, the CDM Stockholders or any other action. Correct and complete copies of the CDM Option Plan, the standard agreement under the CDM Option Plan, and each agreement for each CDM Option that does not conform to the standard agreement under the CDM Option Plan have been delivered by CDM to OmniVision's legal counsel. All CDM Options have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts. On the Closing Date, the CDM Option Plan will terminate in accordance with its terms and the CDM Options and any other direct or indirect rights to acquire shares of CDM Capital Stock will terminate in accordance with their terms and the terms of the CDM Option Plan, in each case, without further obligation or Liability of CDM, OmniVision or the Surviving Corporation, other than the expressly stated obligations set forth in this Agreement and the OmniVision Ancillary Agreements. The CDM Option Plan and each Contract with respect to outstanding CDM Options permits the treatment of the CDM Options in the Merger as set forth in Section 2.3(b)(i) and such treatment will not constitute a breach or violation of any Contract applicable to any of the CDM Options. The cancellation of CDM Options in accordance with, and in exchange for the consideration set forth in, Section 2.3(b)(i) will not violate Applicable Law, including, without limitation, any federal or state securities laws or Tax laws.

            (c) Warrants. A total of 400,000 shares of CDM Common Stock are subject to outstanding CDM Warrants as of the date of this Agreement, and no shares of CDM Common Stock will be subject to outstanding CDM Warrants as of immediately following the Effective Time. The Spreadsheet fully reflects the treatment of all outstanding CDM Warrants pursuant to

Section 2.3(b)(ii), including all applicable tax withholding amounts, if any, and all applicable Contracts with respect to outstanding CDM Warrants will be, as, if and to the extent necessary, duly and properly amended prior to the Effective Time to provide for the treatment of CDM Warrants in connection with the Merger as set forth in Section 2.3(b)(ii). Schedule 4.4(c) of the CDM Disclosure Letter sets forth, for each issued and outstanding CDM Warrant, (i) the name of the holder of such CDM Warrant, (ii) the exercise price per share of such CDM Warrant and (iii) the number of shares covered by such CDM Warrant. Correct and complete copies of each CDM Warrant have been delivered by CDM to OmniVision's legal counsel. All CDM Warrants have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts. On the Closing Date, the CDM Warrants and any other direct or indirect rights to acquire shares of CDM Capital Stock shall be terminated without further obligation or Liability of CDM, OmniVision or the Surviving Corporation, other than the expressly stated obligations set forth in this Agreement and the OmniVision Ancillary Agreements. On the Closing Date, each Contract with respect to outstanding CDM Warrants shall permit the treatment of the CDM Warrants in the Merger as set forth in Section 2.3(b)(ii) and such treatment will not constitute a breach or violation of any Contract applicable to any of the CDM Warrants. The sale to OmniVision of CDM Warrants in accordance with, and in exchange for the consideration set forth in, Section 2.3(b)(ii) will not violate Applicable Law, including, without limitation, any federal or state securities laws or Tax laws.

            (d) No Other Rights. Except for the outstanding CDM Options disclosed in Section 4.4(b) and the outstanding CDM Warrants disclosed in
Section 4.4(c), there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of CDM Capital Stock or any securities or debt convertible into or exchangeable for CDM Capital Stock or obligating CDM to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except as set forth on Schedule 4.4 of the CDM Disclosure Letter, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of CDM.

      4.5 No Conflict. Neither the execution and delivery of this Agreement or any of the CDM Ancillary Agreements by CDM, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Bylaws of CDM, each as currently in effect; (b) any Applicable Law applicable to CDM or any of its assets or properties; or (c) any Contract to which CDM is a party or by which CDM or any of its assets or properties are bound. Neither CDM's entering into this Agreement nor the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger. The consummation of the Merger by CDM shall not require the consent, release, waiver or approval of any third party (including the consent of any party required to be obtained in order to keep any agreement between such party and CDM in effect following the Merger or to provide that CDM is not in breach or violation of any such agreement following the Merger), other than the CDM Stockholder Approval.

      4.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or, to the Knowledge of CDM, investigation pending against CDM (or against any officer, director or employee of CDM in their capacity as such or relating to their employment, services or relationship with CDM) before any Governmental Authority, arbitrator or mediator, nor, to the Knowledge of CDM, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against CDM. To the Knowledge of CDM or any CDM Officer, there is no basis for any Person to assert a claim against CDM. CDM does not have any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person. To the Knowledge of CDM or any CDM Officer, there is no basis for any indemnity claim to be asserted against CDM or any Affiliate of CDM.

      4.7 Taxes. CDM (and any consolidated, combined, unitary or aggregate group for Tax purposes of which CDM is or has been a member), (a) has properly completed and timely filed all Returns required to be filed by it, (b) has timely paid all Taxes required to be paid by it for which payment was due, (c) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof ending on or prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the CDM Balance Sheet), (d) has made all necessary estimated Tax payments, and (e) has no Liability for Taxes in excess of the amount so paid or accruals or reserves so established except for Taxes subsequent to the Balance Sheet Date incurred in the ordinary course of business. All such Returns are true, correct and complete in all material respects, and CDM has provided OmniVision with correct and complete copies of such Returns. CDM is not delinquent in the payment of any Tax or in the filing of any Returns, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed against CDM or any of its officers, employees or agents in their capacity as such. CDM has not received any written or oral notification from the Internal Revenue Service or any other taxing authority questioning any Returns, positions taken by CDM with respect to Returns or requesting additional information with respect to any Returns. No Return of CDM is under audit by the Internal Revenue Service or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all Taxes determined by such audit to be due from CDM have been paid in full to the applicable taxing agencies or authorities. No Tax liens are currently in effect against any of the assets of CDM other than liens that arise by operation of law for Taxes not yet due and payable. There is not in effect any waiver by CDM of any statute of limitations with respect to any Taxes nor has CDM agreed to any extension of time for filing any Return that has not been filed. CDM has complied (and until the Closing Date will comply) in all material respects with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Laws, including federal and state income Taxes, and has timely filed all withholding Tax Returns and complied in all material respects with all applicable record keeping requirements. CDM is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does CDM have any liability or potential liability to another party under any such agreement. CDM has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return. CDM has not consummated, has not participated in, and is not currently participating in any transaction which was or is a "tax shelter" transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. CDM has never been a member of a consolidated, combined, unitary or aggregate group of which CDM was not the ultimate parent corporation. CDM has no liability for the Taxes of any Person (other than CDM) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither CDM, nor any "dual resident corporation" (within the meaning of Section 1503(d) of the Code) in which CDM is considered to hold an interest, has incurred a dual consolidated loss within the meaning of
Section 1503 of the Code. CDM has not filed any election under Section 341(f) of the Code. CDM is not a "personal holding company" within the meaning of the Code. CDM has never been a "United States real property holding corporation" within the meaning of Section 897 of the Code, and CDM has filed with the Internal Revenue Service all statements, if any, which are required under
Section 1.897-2(h) of the Treasury Regulations. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, Tax credits or similar items of CDM under Sections 269, 382, 383, 384 or 1502 of the Code (and any comparable provisions of foreign, state, local or municipal law). CDM has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under
Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. CDM has not in the past been, and is not currently, a "Subchapter S" corporation and has not filed an election with the Internal Revenue Service or any state tax agency to be treated as a "Subchapter S" corporation.

      4.8 CDM Financial Statements.

            (a) Schedule 4.8 of the CDM Disclosure Letter includes the CDM Financial Statements. The CDM Financial Statements: (i) are derived from and are in accordance with the books and records of CDM; (ii) fairly present the financial condition of CDM at the dates therein indicated and the results of operations and cash flows of CDM for the periods therein specified (subject to normal recurring year-end adjustments, none of which individually or in the aggregate will be material in amount, except as set forth in Schedule 4.8(a) of the CDM Disclosure Letter); (iii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, and (iv) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that the unaudited financial statements do not have notes thereto). Except as set forth on Schedule 4.8 of the CDM Disclosure Letter, CDM has no Liability, except for those (a) shown on the CDM Balance Sheet or (b) that were incurred after the Balance Sheet Date in the ordinary course of CDM's business consistent with its past practices, that
(i) are not individually in excess of $15,000, or collectively in excess of $30,000, and (ii) do not result from any breach of Contract, tort or violation of law, and (iii) are not required to be set forth in the CDM Balance Sheet under GAAP. All reserves established by CDM that are set forth in or reflected in the CDM Balance Sheet have been established in accordance with GAAP and are adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting

Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) that are not adequately provided for in the CDM Balance Sheet as required by said Statement No. 5.

            (b) The books, records and accounts of CDM (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of CDM, and (iv) accurately and fairly reflect the basis for the CDM Financial Statements.

            (c) CDM has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) CDM's transactions are executed in accordance with management's general or specific authorization; (ii) CDM's transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to CDM's assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for CDM's assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      4.9 Title to Properties. CDM has good and marketable title to, or a valid leasehold interest in, all of its assets and properties (including those shown on the CDM Balance Sheet), free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets include all of the assets necessary for the continued operation of the CDM Business. All properties used in the operations of the CDM Business are reflected on the CDM Balance Sheet to the extent required under GAAP to be so reflected. All tangible personal property owned or leased by CDM or used in the CDM Business are (a) in good condition and repair, normal wear and tear excepted, and (b) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business. All leases of real or personal property to which CDM is a party are fully effective and afford CDM valid leasehold possession of the real or personal property that is the subject of the lease. CDM is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has CDM received any written notice of violation of law with which it has not complied. Schedule 4.9 of the CDM Disclosure Letter sets forth a complete and accurate list of all personal property owned or leased by CDM with an individual value of $5,000 or greater. CDM has access to all products and services reasonably necessary to carry on the CDM Business, and neither CDM nor any of the CDM Officers know of any reason why it will not continue to have such access.

      4.10 Absence of Certain Changes. Except as set forth on Schedule 4.10 of the CDM Disclosure Letter, since September 30, 2004, CDM has operated its business in the ordinary course consistent with its past practices, and since such date there has not been with respect to CDM any:

            (a) Material Adverse Change or any change, event, circumstance, condition or effect that could reasonably be expect to result in a Material Adverse Effect;

            (b) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties with a carrying value in excess of $10,000 (other than Permitted

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

Encumbrances), (ii) any Liability or any indebtedness for borrowed money in excess of $10,000, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

            (c) acceleration or release of any vesting condition to the right to exercise any option or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder's termination of employment or services with it or pursuant to any right of first refusal;

            (d) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its material assets (including CDM IP Rights and other intangible assets), properties or goodwill other than the sale or nonexclusive license of its products to its customers in the ordinary course of its business consistent with its past practices;

            (e) change or increase in the compensation payable or to become payable to any of its officers, directors, employees or consultants, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or consultants;

            (f) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

            (g) Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation, employee benefits, and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

            (h) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Contract, other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract, or any written (or to CDM's and each of the CDM Officers' Knowledge, oral) indication or assertion by the other party thereto of such other party's desire to so amend, relinquish, terminate or not renew any such Contract;

            (i) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

            (j) except for the Exclusivity Agreement and the Term Sheet, making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of CDM;

            (k) change in accounting methods, practices or elections (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

            (l) deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of $10,000, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;

            (m) Contract made by it to take any action that, if taken prior to the Agreement Date, would have made any representation or warranty set forth in this Article 4 untrue or incorrect as of the date when made; or

            (n) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through
(m) (other than negotiations and agreements with OmniVision and its representatives regarding the transactions contemplated by this Agreement).

      4.11 Contracts, Agreements, Arrangements, Commitments and Undertakings.
Schedule 4.11 of the CDM Disclosure Letter set forth a list of each of the following Contracts to which CDM is a party or to which CDM or any of its assets or properties is bound, specifically referencing or organized under the subsections of this Section 4.11 which apply to such Contracts (each a "CDM MATERIAL CONTRACT"):

            (a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $15,000 or more;

            (b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

            (c) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for it, or providing for the purchase by or license to it of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it (other than software licenses generally available to the public at a per copy license fee of less than $1,000 per copy);

            (d) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

            (e) any Contract for or relating to the employment by it of any director, officer, employee or consultant, or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

            (f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

            (g) any lease or other Contract under which it is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

            (h) any Contract that restricts it from engaging in any aspect of its business; from participating or competing in any line of business or market; from freely setting prices for its products, services or technologies (including most favored customer pricing provisions); from engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party; or from soliciting potential employees, consultants, contractors or other suppliers or customers;

            (i) any CDM IP Rights Agreement;

            (j) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard agreement under the CDM Option Plan and except for the CDM Warrants disclosed on Schedule 4.4(c) of the CDM Disclosure Letter;

            (k) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

            (l) any Contract providing for indemnification or warranting by it;

            (m) any Contract in which its officers, directors, employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise);

            (n) any Contract pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

            (o) any Contract with a Governmental Authority or any Governmental Permit; or

            (p) any other Contract that is material to it or its business, operations, financial condition, properties or assets.

      A true and complete copy of each agreement or document required by these subsections (a)-(p) of this Section 4.11 to be listed on Schedule 4.11 of the CDM Disclosure Letter has been delivered to OmniVision's legal counsel. All CDM Material Contracts are in written form.

      4.12 No Default; No Restrictions.

            (a) CDM has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each CDM Material Contract. Each of the CDM Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to CDM or to the Knowledge of CDM, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any CDM Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any CDM Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any CDM Material Contract,
(3) the right to accelerate the maturity or performance of any obligation of CDM under any CDM Material Contract, or (4) the right to cancel, terminate or modify any CDM Material Contract. CDM has not received any written, or, to CDM's Knowledge, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any CDM Material Contract. Except as set forth on Schedule 4.12 of the CDM Disclosure Letter, the consummation of the Merger and other transactions contemplated hereby by CDM shall not require the consent, release, waiver or approval of any third party (including the consent of any party required to be obtained in order to keep any Material Contract between such party and CDM in effect following the Merger). CDM has no Liability for renegotiation of government contracts or subcontracts or any payments made or to be made thereunder.

            (b) Except as listed in Schedule 4.11(h) of the CDM Disclosure Letter, CDM is not a party to, and no asset or property of CDM is bound or affected by, any judgment, injunction, order, decree, Contract (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, CDM or, following the Effective Time of the Merger, the Surviving Corporation or OmniVision, from freely engaging in the CDM Business or from competing anywhere in the world (including any judgments, injunctions, orders, decrees, Contracts restricting the geographic area in which CDM may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that CDM may address in operating the CDM Business or restricting the prices which CDM may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by CDM of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

      4.13 Intellectual Property.

            (a) Except as set forth on Schedule 4.13(a) of the Disclosure Letter, CDM (i) exclusively owns or (ii) has the valid right or license to use, possess, develop, sell, license, copy, distribute, market or dispose of all CDM IP Rights. The CDM IP Rights are sufficient for such conduct of the CDM Business.

            (b) Neither the execution, delivery and performance of this Agreement or the CDM Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the CDM Ancillary Agreements shall, in accordance with their terms: (i) constitute a material breach of or default under any CDM IP Rights

Agreements; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any CDM IP Right; or (iii) materially impair any existing right of CDM or the Surviving Corporation to use, possess, sell or license any CDM IP Right or portion thereof. Except as set forth on Schedule 4.13(b)-1 of the Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by CDM to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, licensing, sale, marketing, advertising or disposition of any CDM IP Rights by CDM to the extent necessary for the conduct of the CDM Business and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.13(b)-2 of the Disclosure Letter, after the Closing, all CDM-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party.

            (c) Schedule 4.13(c)-1 of the CDM Disclosure Letter sets forth a list (by name and product SKU or version number) of each CDM Product or CDM Service. Neither the operation of the CDM Business nor the use, development, manufacture, marketing, license, sale or furnishing of any CDM Product or CDM Service currently licensed, utilized, sold, provided or furnished by CDM or currently under development by CDM (i) violates any license or other Contract between CDM and any third party, or (ii) to the Knowledge of CDM or any of the CDM Officers, infringes or misappropriates any Intellectual Property rights of any other party. There is no pending, or to the Knowledge of CDM or any of the CDM Officers, threatened, claim or litigation contesting the validity ownership or right of CDM to exercise any CDM IP Right, nor to the Knowledge of CDM or any of the CDM Officers, is there any reasonable basis for any such claim, nor has CDM received any notice asserting that any CDM IP Right or the proposed use, sale, license or disposition thereof conflicts with or infringes or shall conflict with or infringe the rights of any other party, nor to the Knowledge of CDM or any of the CDM Officers, is there any reasonable basis for any such assertion and CDM has not received any notice from any third party offering a license under any such third party patents. Except as set forth on Schedule 4.13(c)-2 of the Disclosure Letter, none of the CDM-Owned IP Rights, CDM-Licensed IP Rights, the CDM Products or CDM Services or CDM is subject to any proceeding or outstanding order, contract or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by CDM of any CDM-Owned IP Rights, any CDM-Licensed IP Rights or any CDM Product or CDM Service, or which may affect the validity, use or enforceability of any such CDM-Owned IP Rights, CDM-Licensed IP Rights or CDM Product or CDM Service, or (ii) restricting the conduct of the CDM Business in order to accommodate Intellectual Property rights of a third party.

            (d) To the Knowledge of CDM or any of the CDM Officers, no current or former employee, consultant or independent contractor of CDM: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, CDM or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for CDM that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any employee of CDM, nor the use by CDM of the services of any consultant or independent contractor subjects CDM to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for CDM, whether such Liability is based on contractual or other legal obligations to such third party.

            (e) CDM has taken reasonable and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the CDM IP Rights and to preserve and maintain all CDM's interests, proprietary rights and trade secrets in the CDM IP Rights. All current and former officers, employees, consultants and independent contractors of CDM having access to trade secrets or proprietary information of CDM, its customers or business partners have executed and delivered to CDM an agreement regarding the protection of such trade secrets or proprietary information (in the case of trade secrets or proprietary information of CDM's customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to OmniVision's legal counsel. CDM has secured valid written assignments from all of CDM's current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any CDM-Owned IP Rights, of the rights to such contributions that may be owned by such Persons or that CDM does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of CDM has any right, license, claim or interest whatsoever in or with respect to any CDM-Owned IP Rights. Except as set forth on Schedule 4.13(e)-2 of the Disclosure Letter, to the extent that any technology, software or Intellectual Property developed or otherwise owned by a third party is incorporated into, integrated or bundled with, or used by CDM in the development, manufacture or compilation of any of the CDM Products or CDM Services ("THIRD PARTY PRODUCT TECHNOLOGY"), CDM has a written agreement with such third party with respect thereto pursuant to which CDM either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, or (ii) has obtained perpetual, irrevocable, non terminable licenses (sufficient for the conduct of the CDM Business and the use, development, manufacture, marketing, license, sale, furnishing or intended or contemplated use of any CDM Product or CDM Service) to, all such third party's Intellectual Property in such Third Party Product Technology by operation of law or by valid Contract.

            (f) Schedule 4.13(f) of the CDM Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of CDM of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, filings and other formal written governmental actions made or taken pursuant to Applicable Law by CDM to secure, perfect or protect its interest in the CDM IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the CDM IP Rights has been applied for, filed or issued, and (iii) descriptions of all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the CDM IP Rights. To the Knowledge of CDM and each of the CDM Officers, all registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights held by CDM are valid and enforceable and CDM is the record owner thereof. CDM is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the CDM Business, including the sale, licensing, distribution or provision of any CDM Products or CDM Services by CDM. CDM owns exclusively, and has good title to, all copyrighted works that are included or incorporated into CDM Products or CDM Services or which CDM otherwise purports to own. To the extent that any patents would be infringed by any CDM Products or CDM Services or the operation or conduct of the CDM Business, CDM is the exclusive owner or exclusive licensee of such patents.

            (g) CDM owns all right, title and interest in and to or is the sole exclusive licensee of the CDM Owned IP Rights, all free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 4.13(h)-1 of the CDM Disclosure Letter and Permitted Encumbrances). To the Knowledge of CDM and each of the CDM Officers, the right, license and interest of CDM in and to all CDM-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than licenses and rights set forth in the terms and conditions of the Contracts under which CDM-Licensed IP Rights are licensed to CDM, all of which Contracts are listed in Schedule 4.13(h)-2 of the CDM Disclosure Letter (and complete and correct copies of such Contracts have been provided to counsel to OmniVision), and Permitted Encumbrances).

            (h) Schedule 4.13(h)-1 of the CDM Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which CDM is a party and pursuant to which any Person is authorized to use, acquire, license or sublicense (whether through the exercise of an option or otherwise) any CDM-Owned IP Rights. Schedule 4.13(h)-2 of the CDM Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which CDM is a party and pursuant to which CDM is authorized to use any CDM-Licensed IP Rights (other than licenses of software generally available to the public at a per copy license fee of less than $1,000 per copy). Except as set forth on Schedule 4.13(h)-3 of the CDM Disclosure Letter, none of the licenses or other Contracts listed in Schedule 4.13(h)-1 of the CDM Disclosure Letter grants any third party exclusive rights to or under any CDM-Owned IP Rights or grants any third party the right to sublicense any of such CDM-Owned IP Rights. CDM has not transferred ownership of any Intellectual Property that is or was owned by CDM, to any third party, or knowingly decided to permit CDM's rights in such Intellectual Property to lapse or enter the public domain, other than (i) through the expiration of registered Intellectual Property at the end of its statutory term; (ii) the publication of applications or registrations relating to Intellectual Property as required by Applicable
Law); or (iii) the abandonment of patent applications that were not, in the considered judgment of CDM and its patent counsel, worth pursuing to issuance.

            (i) Except as described on Schedule 4.13(i)-1 of the CDM Disclosure Letter, neither CDM nor any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any CDM Source Code; and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by CDM or any other party acting on its behalf to any party of any CDM Source Code. Schedule 4.13(i)-2 of the CDM Disclosure Letter identifies each Contract (whether written or oral) pursuant to which CDM has deposited, or is or may be required to deposit, with an escrow agent or other party, any CDM Source Code.

            (j) To the Knowledge of CDM or any of the CDM Officers, there is no unauthorized use, disclosure, infringement or misappropriation of any CDM IP Rights by any third party, including any employee or former employee of CDM. CDM has not agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any CDM Product or CDM Service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by CDM.

            (k) All CDM Products or CDM Services provided by or through CDM to customers on or prior to the Closing Date conform in all material respects to applicable Contract commitments, warranties (to the extent not expressly disclaimed) and representations provided to customers. To the Knowledge of CDM, CDM has no material Liability and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against CDM giving rise to any material Liability for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the CDM Balance Sheet. CDM has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by CDM. CDM has made available to OmniVision all Documentation relating to the CDM Products and CDM Services currently available or under development. CDM has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any CDM Products or CDM Services, and maintains a database covering the foregoing. For all software used by CDM in providing CDM Products or CDM Services, or in developing or making available any of the CDM Products or CDM Services, CDM has implemented any and all security patches or upgrades that are generally available for that software.

            (l) No government funding, facilities of a university, college, other educational institution or research center was used in the development of the CDM Products or CDM Services, computer software programs or applications owned by CDM. To CDM's Knowledge, no current or former employee, consultant or independent contractor of CDM who was involved in, or who contributed to, the creation or development of any CDM-Owned IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for CDM.

            (m) No software covered by any CDM-Owned IP Right has been distributed in whole or in part or used, or is being used in conjunction with any Public Software in a manner which would require that such software be disclosed or distributed in source code form or made available at no charge.

            (n) CDM has not assigned or otherwise transferred, and is not obligated to assign or otherwise transfer, any CDM IP Rights to Ball Aerospace and Technologies Corporation.

            (o) Except as set forth on Schedule 4.13(o) of the CDM Disclosure Letter, CDM has no current offers to license, has not granted any options to license, and is otherwise under no obligation to license, CDM IP Rights to any third party in the future, whether with or without agreed upon financial terms.

            (p) Except as set forth on Schedule 4.13(p) of the CDM Disclosure Letter, CDM is not obligated to provide "most favored customer" or "most favored nation" rights or benefits, or any substantially similar rights or benefits related to CDM IP Rights, to any third party, and CDM is not obligated to do so in the future.

            (q) CDM does not have any outstanding offers or agreements to license its products or IP Rights to any third party at more favorable economic terms to such third party than as are set forth in Schedule 4.13(q) of the CDM Disclosure Letter in the field of use specifically set forth in Schedule 4.13(q) of the CDM Disclosure Letter.

            (r) The agreement set forth in Section 4.13(r) of the CDM Disclosure Letter and all related agreements, letters and documents (including all rights and obligations therein) (collectively, the "SECTION 4.13(r) DOCUMENTS") have been terminated in their entirety and are no longer in effect or valid, and none of CDM or any CDM Officer nor, by virtue of the transactions set forth herein, any OmniVision Indemnified Person has or will have any liability or obligation pursuant to any Section 4.13(r) Document to any party.

            (s) Effective as of the Closing Date, each former and current service provider of CDM who developed any of the CDM IP Rights has entered into an effective and legally binding agreement that validly assigned all such CDM IP Rights to CDM.

      4.14 Compliance with Laws.

            (a) CDM has materially complied, and is now and at the Closing Date shall be in material compliance with, all Applicable Law.

            (b) All materials, products and services distributed or marketed by CDM have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

            (c) CDM holds all material governmental permits, that are necessary and/or legally required to be held by it to conduct the CDM Business without any violation of Applicable Law, including without limitation the U.S. Export Administration Act and implementing U.S. Export Administration Regulations, the FAR, agency supplements to the FAR, the Arms Export Control Act (22 U.S.C. 277, et seq.), and agency export regulations and any similar state or local law or regulation governing any contract, subcontract, bid, or proposal with any Governmental Authority, as applicable ("GOVERNMENTAL PERMITS"), and all such material Governmental Permits are valid and in full force and effect. CDM has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

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

            (d) Neither CDM, nor to CDM's Knowledge, any director, officer or employee of CDM has, for or on behalf of CDM, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment in violation of Applicable Law.

      4.15 Certain Transactions and Agreements. None of the officers, directors or employees of CDM and, to the Knowledge of CDM, none of stockholders of CDM or the immediate family members of an officer, director, employee or stockholder of CDM, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, CDM (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). To the Knowledge of CDM or any of the CDM Officers, none of the officers, directors, employees or stockholders of CDM, nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, CDM (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). Except as set forth on Schedule 4.15 of the CDM Disclosure Letter, none of said officers, directors, employees or stockholders or, to the Knowledge of CDM, any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with CDM, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to OmniVision. None of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any CDM IP Rights or any other Intellectual Property), that is used in, or that pertains to, the CDM Business, except for the rights of a stockholder or the rights to acquire CDM Capital Stock under Applicable Law.

      4.16 Employees, ERISA and Other Compliance.

            (a) CDM has complied, and is in compliance in all material respects, with all Applicable Law and Contracts relating to employment, equal opportunity, nondiscrimination, employment practices, immigration, wages, hours, the payment of social security and similar Taxes, income Tax withholding, occupational safety and health, privacy rights of employees, and terms and conditions of employment, including employee compensation and benefits matters, and has correctly classified employees as exempt employees or nonexempt employees under all Applicable Laws. All employees of CDM are exempt employees under all Applicable Laws. A complete list of all employees, officers and consultants of CDM and their current title and/or job description, compensation (base compensation and bonuses) and benefits is set forth on Schedule 4.16(a) of the CDM Disclosure Letter. All employees of CDM are legally permitted to be employed by CDM in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. All independent contractors providing services to CDM have been properly classified as independent contractors for purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other Applicable Law. CDM does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

            (b) CDM reasonably believes it has good labor relations with its employees, and neither CDM nor any of the CDM Officers has any Knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a material adverse effect on such labor relations, and neither CDM nor any of the CDM Officers has any Knowledge that any of its employees intends to leave CDM's employ either before or after the Effective Time.

            (c) CDM is not a party to any contract, agreement, or arrangement with any employee of CDM that (i) restricts CDM's right to terminate the employment of any employee without cause or without a specified notice period or
(ii) obligates CDM to pay severance to any employee of CDM upon termination of such employee's employment with CDM.

            (d) CDM has not been, and is not, a party to any court, arbitration, or administrative proceeding in which CDM was, or is, alleged to have violated any statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, income Tax withholding, occupational safety and health, and/or privacy rights of employees.

            (e) Neither CDM nor any ERISA Affiliate maintains or contributes to, nor has it ever maintained or contributed to, any "pension plan" within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or
Section 412 of the Code. Neither CDM nor any ERISA Affiliate maintains or contributes to, nor has it ever maintained or contributed to, or been required to contribute to, any "multiemployer plan" as defined in Section 3(37) of ERISA.

            (f) (i) Schedule 4.16(f) of the CDM Disclosure Letter lists each employment, consulting, severance or other similar Contract, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by CDM or any ERISA Affiliate and covers any employee or former employee of CDM or with respect to which CDM could have any liability. Such Contracts, plans and arrangements as are described in this Section 4.16(f) are hereinafter collectively referred to as "CDM BENEFIT ARRANGEMENTS."

                (ii) Each CDM Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such CDM Benefit Arrangement. Each such CDM Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code is so qualified. Unless otherwise indicated in
Schedule 4.16(f) of the CDM Disclosure Letter, with respect to each such CDM Benefit Arrangement that is an "employee pension benefit plan" as defined in
Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code, CDM (1) has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of GUST, the Tax Reform Act of 1986, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (a copy of which letter(s) have been delivered to OmniVision and its counsel), and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss of the Tax-qualified status of such CDM Benefit Arrangement, (2) CDM has applied timely to the Internal Revenue Service for such letter, (3) CDM has a remaining period of time to apply for such letter, or (4) if reliance is permitted under IRS Announcement 2001-77, CDM relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such employee plan. No CDM Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. No employee plan covers any Persons employed or providing services outside the United States.

                (iii) CDM has delivered to OmniVision and its legal counsel a complete and correct copy of each CDM Benefit Arrangement (or a written description of any CDM Benefit Arrangement not in writing), including the most recent version of any and all trust documents, insurance policies and Contracts, employee booklets or other employee communications, summary plan descriptions, summary of material modifications and other authorizing documents applicable to any CDM Benefit Arrangement.

                (iv) CDM has timely filed and delivered to OmniVision and its legal counsel the three most recent annual reports (Form 5500) and all schedules attached thereto for each CDM Benefit Arrangement that is subject to ERISA and Code reporting requirements, and all material written communications with participants, the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority, administrators, trustees, beneficiaries and alternate payees relating to any CDM Benefit Arrangement.

                (v) No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of CDM or any of the CDM Officers, is threatened against or with respect to any CDM Benefit Arrangement, including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor. CDM has never been a participant in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that CDM sponsors as employer or in which CDM participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that could result in an excise Tax under the Code or the assessment of a civil penalty under Section 502(i) of ERISA against CDM.

                (vi) All contributions due from CDM with respect to any of the CDM Benefit Arrangements have been timely made or, if not yet due, have been accrued on CDM's financial statements (including the CDM Financial Statements), and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of CDM after the Balance Sheet Date). All contributions due from CDM with respect to any CDM Benefit Arrangement qualified under Section 401(a) of the

Code and containing a Code Section 401(k) cash or deferred arrangement have been timely made. All claims as of the Closing Date made under any self-insured CDM Benefit Arrangement that is an "employee welfare benefit plan" as defined in
Section 3(1) of ERISA will have been paid by CDM as of the Closing Date.

                (vii) CDM shall not have any Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

            (g) There has been no amendment to, written interpretation or announcement (whether or not written) by CDM relating to any CDM Benefit Arrangement. There has been no change in employee participation or coverage under any CDM Benefit Arrangement that would increase materially the expense of maintaining such CDM Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2003.

            (h) Each CDM Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women's Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect CDM and its employees. There are no outstanding, uncorrected violations under COBRA, with respect to any of the CDM Benefit Arrangements, covered employees or qualified beneficiaries that could reasonably be expected to result in a Material Adverse Effect on CDM or OmniVision.

            (i) No benefit payable or that may become payable by CDM pursuant to any CDM Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Except for any acceleration contemplated by this Agreement, including, but not limited to, the acceleration of vesting of the unvested CDM Options disclosed in Section 4.4(b), and other than the Employment Agreements, CDM is not a party to any: (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CDM in the nature of the Merger or any of the other transactions contemplated by this Agreement or any CDM Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any Person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. CDM has no obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which CDM has established a reserve for such amount on the CDM Balance Sheet, (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on
Schedule 4.16(i) of the CDM Disclosure Letter, or (iii) the Employment
Agreements.

            (j) No employee or consultant of CDM is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by CDM or to use trade secrets or proprietary information of others. The employment of any employee or consultant by CDM does not subject it to any Liability to any third party.

            (k) No CDM Benefit Arrangement provides, or reflects or represents any liability to provide, benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any former or current employee, the employee's spouse or dependents, beyond the employee's retirement or other termination of employment with CDM or any of its subsidiaries other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (iii) disability benefits that have been fully provided for by insurance under a CDM Benefit Arrangement that constitutes an "employee welfare benefit plan" within the meaning of Section (3)(1) of ERISA, or (iv) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth in Schedule 4.16(f) of the CDM Disclosure Letter.

            (l) No CDM employee has more than 40 days of accrued and unpaid vacation time and other paid time off or more than 80 hours of compensatory time under the Compensatory Time and Charging Procedures dated May 31, 2003 (the "2003 POLICY") and no CDM Benefit Arrangement permits CDM employees to accrue more than 40 days of vacation time and other paid time off or more than 80 hours of compensatory time under the 2003 Policy. Schedule 4.16(1) of the CDM Disclosure Letter sets forth the accrued vacation time and other paid time off of each current CDM employee as of January 31, 2005 and compensatory time under the 2003 Policy as of February 1, 2005.

       4.17 Corporate Documents. CDM has delivered to OmniVision or OmniVision's legal counsel for examination true and correct copies of all documents and information listed in the CDM Disclosure Letter (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) the minute book(s) containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of CDM; (b) the stock ledger, option ledger and warrant ledger and journal reflecting all stock issuances and transfers and all grants of options and warrants relating to CDM; and (c) all permits, orders and consents issued by, and filings by CDM with, any regulatory agency with respect to CDM, or any securities of CDM, and all applications for such permits, orders and consents.

       4.18 No Brokers. Neither CDM nor any Affiliate of CDM is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. Neither OmniVision nor the Surviving

Corporation shall incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or the Merger.

       4.19 Insurance. CDM maintains the policies of insurance and bonds set forth in Schedule 4.19 of the CDM Disclosure Letter, including all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 4.19 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since January 1, 2003. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and CDM is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the neither CDM nor any of the CDM Officers has any Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. CDM has delivered to OmniVision correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of CDM.

       4.20 Environmental Matters. CDM is in material compliance with all Environmental Laws, which compliance includes the possession by CDM of all permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. CDM has not received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that CDM is not in compliance with any Environmental Law. To the Knowledge of CDM and each of the CDM Officers, no current or prior owner of any property leased or possessed by CDM has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or CDM is not in compliance with any Environmental Law. All Governmental Permits held by CDM pursuant to any Environmental Law (if any) are identified in Schedule 4.20 of the CDM Disclosure Letter.

       4.21 Board Actions. CDM's Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of the CDM Stockholders and is on terms that are fair to the CDM Stockholders, and has determined to recommend the Merger to the CDM Stockholders, and (b) shall submit the Merger, this Agreement, each of the CDM Ancillary Agreements and all other agreements, transactions and actions contemplated hereby and thereby, to the extent that stockholder approval is required thereof under Applicable Law or CDM's Certificate of Incorporation or Bylaws, each as currently in effect, to the vote and approval of the CDM Stockholders.

       4.22 No Existing Discussions. Neither CDM nor any CDM Representative is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Acquisition Proposal.

       4.23 Disclosure. Neither this Agreement (including its exhibits and schedules and the CDM Disclosure Letter) nor any of the CDM Ancillary Agreements delivered by CDM or the

CDM Officers to Omni Vision under this Agreement or any other written information, including royalty rates, provided by CDM, its employees or its agents to OmniVision or OmniVision's legal counsel or accountants, taken together, contains any untrue statement of a material fact by CDM or omits to state any material fact with respect to CDM necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF OMNIVISION

       Subject to the exceptions set forth in a numbered or lettered section of OmniVision Disclosure Letter (if any), OmniVision represents and warrants to CDM as follows:

       5.1 Organization and Good Standing. OmniVision is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has no material assets and has not conducted business prior to the Agreement Date. Each of OmniVision and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to OmniVision's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the OmniVision Ancillary Agreements and the Merger Sub Ancillary Agreements. OmniVision has delivered or made available to CDM or CDM's legal counsel true and complete copies of the currently effective Certificates of Incorporation and Bylaws of OmniVision and Merger Sub, each as amended to date. Neither OmniVision nor Merger Sub is in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

       5.2 Power, Authorization and Validity.

            (a) Power and Authority. OmniVision has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the OmniVision Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by OmniVision of this Agreement, each of the OmniVision Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of OmniVision. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub. The shares of OmniVision Common Stock to be issued to the Effective Time Securityholders in connection with the Merger will, upon such issuance, be duly authorized, validly issued, fully paid, and non-assessable and free and clear of all Encumbrances, other than Encumbrances created by this Agreement (including without limitation Section 2.5) and the ancillary agreements hereto to which the Effective Time Securityholders are a party.

            (b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by OmniVision or Merger Sub or to enable OmniVision or Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the OmniVision Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for: (i) the filing by OmniVision of such reports and information with the SEC under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) the filing of the Certificate of Merger with the Delaware Secretary of State; (iii) the filing of a Form D with the SEC after the Closing Date with respect to the private placement of OmniVision Common Stock pursuant to this Agreement; (iv) the filing of the Registration Statement with the SEC after the Closing Date covering the resale of such shares of OmniVision Common Stock; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country;
(vi) the filing with the NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of OmniVision Common Stock issuable in connection with the Merger (if required); and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by OmniVision or Merger Sub would not be material to OmniVision's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the OmniVision Ancillary Agreements and the Merger Sub Ancillary Agreements.

            (c) Enforceability. This Agreement has been duly executed and delivered by OmniVision and Merger Sub. This Agreement and each of the OmniVision Ancillary Agreements are, or when executed by OmniVision shall be, valid and binding obligations of OmniVision, enforceable against OmniVision in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

       5.3 No Conflict. Neither the execution and delivery of this Agreement, any of the OmniVision Ancillary Agreements or any of the Merger Sub Ancillary Agreements by OmniVision or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under:

(a) any provision of the Certificate of Incorporation or Bylaws of OmniVision or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to OmniVision or Merger Sub or any of their respective material assets or properties; or (c) any Contract to which OmniVision or Merger Sub is a party or by which OmniVision or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to OmniVision's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the OmniVision Ancillary Agreements and the Merger Sub Ancillary Agreements.

                                   ARTICLE 6
     SECURITIES LAW COMPLIANCE; REGISTRATION OF INITIAL STOCK CONSIDERATION

       6.1 Private Placement.

            (a) Subject to the satisfaction of conditions precedent set forth in this Section 6.1 and the other terms and conditions set forth in this Agreement, OmniVision shall issue the OmniVision Common Stock to be issued in the Merger pursuant to Section 2.3(b)(i)-(iii) in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act and/or Regulation D. Accordingly, the shares of OmniVision Common Stock to be issued to the Effective Time Securityholders in the Merger will be "restricted securities" under Applicable Law, including the Securities Act, and the Effective Time Securityholders may dispose of such shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom and subject to the additional restrictions set forth in this Agreement, the Securityholder Representation Agreements and the Put Agreement.

            (b) The parties hereto acknowledge and agree that (i) as a condition to effecting such issuance as a private placement pursuant to Section 4(2) of the Securities Act and/or Regulation D, OmniVision shall be entitled to obtain at or prior to Closing and as a condition to Closing from each Effective Time Securityholder a Securityholder Representation Agreement, and that OmniVision will be relying upon the representations made by each Effective Time Securityholder in the applicable Securityholder Representation Agreement in connection with the issuance of OmniVision Common Stock to such Effective Time Securityholder; (ii) OmniVision shall be entitled to obtain at or prior to Closing and as a condition to Closing, with respect to each Effective Time Securityholder that is reasonably deemed by OmniVision not to be an Accredited Investor and not to have such knowledge and experience in financial matters as to be capable of evaluating the risk and merits of an investment in OmniVision Common Stock in accordance with Rule 506(b)(2)(ii) of the Securities Act, a written agreement (each a "PURCHASER REPRESENTATIVE AGREEMENT") between such Effective Time Securityholder and a purchaser representative (who shall make written certifications reasonably satisfactory to OmniVision that such individual is a purchaser representative within the meaning of Regulation D) regarding the representation of such Effective Time Securityholder in connection with this Agreement and the transactions contemplated hereby, together with such other representations and agreements pursuant to the provisions of Regulation D as OmniVision shall reasonably request; (iii) the shares of OmniVision Common Stock issued pursuant to Section 2.3(b)(i)-(iii) will not be registered under the Securities Act and will constitute "restricted securities" within the meaning of the Securities Act and such shares may not be re-offered or resold other than in conformity with the registration and/or qualification requirements of the Securities Act and other applicable state blue sky securities laws and regulations or pursuant to an exemption therefrom; and
(iv) the certificates representing the shares of OmniVision Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act and such other restrictions, if applicable, as set forth in the Securityholder Representation Agreements, the Put Agreement or otherwise required by law. In accordance with the foregoing, each certificate representing shares of OmniVision Common Stock delivered pursuant to this Agreement shall bear a legend in substantially the following form (together with any additional legends required by applicable state securities laws, the Put Agreement and the Securityholder Representation Agreements):

       "THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED OR OFFERED FOR SALE OR TRANSFER UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN THE OPINION OF COUNSEL ACCEPTABLE TO OMNIVISION TECHNOLOGIES, INC. SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED."

       6.2 Blue Sky Laws; Information Statement. OmniVision shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the OmniVision Common Stock in connection with the Merger. CDM shall use its reasonable efforts to assist OmniVision as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of OmniVision Common Stock in connection with the Merger, including without limitation, distributing to the CDM Securityholders prior to the CDM Stockholders Meeting or the distribution of the CDM Stockholders Consent such information, if and as deemed reasonably necessary or advisable by OmniVision, and in consultation with and with the cooperation of OmniVision, for distribution to such CDM Securityholders pursuant to Rule 502(b) of the Securities Act (such information constituting the "INFORMATION STATEMENT"). CDM shall cause the information relating to CDM, the transactions set forth herein, this Agreement and the CDM Securityholders included in the Information Statement to not, at the time the Information Statement is delivered to CDM Securityholders and at all times subsequent thereto (through and including the Effective Time of the Merger), contain as related to CDM, the transactions set forth herein, this Agreement and the CDM Securityholders any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading. CDM shall promptly advise OmniVision in writing if at any time prior to the Effective Time of the Merger CDM shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement, in order to make the statements contained therein not misleading or to comply with Applicable Law. CDM shall cause the information contained in the Information Statement related to CDM, the transactions set forth herein, this Agreement and the CDM Securityholders to comply with all requirements

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

of Applicable Law (including federal and state securities laws and the Code and regulations promulgated thereunder), provided, however, that CDM is not responsible for the information concerning OmniVision provided by OmniVision or its counsel to CDM or its counsel in writing specifically for use in the Information Statement. CDM shall provide promptly such information concerning its business and financial statements and affairs as, in the reasonable judgment of CDM or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement.

       6.3 Registration of OmniVision Common Stock. Promptly following the Closing Date (and in any event not later than 30 days after the Closing Date), OmniVision shall file with the SEC a registration statement on Form S-3 or any successor short form registration statement involving a similar amount of disclosure, or if OmniVision is then ineligible to use any such form, then any other available form of registration statement (the "REGISTRATION STATEMENT") registering for resale the OmniVision Common Stock issued or issuable to the Effective Time Securityholders pursuant to Section 2.3(b)(i)-(iii), including, but not limited to, the Contingent Shares. Such Registration Statement shall be filed pursuant to the terms and conditions set forth in the Registration Rights Agreement in substantially the form attached hereto as Exhibit 6.3 (the "REGISTRATION RIGHTS AGREEMENT") to be entered into by OmniVision and the Effective Time Securityholders at or prior to Closing.

                                   ARTICLE 7
                                 CDM COVENANTS

       During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 11, CDM covenants and agrees with OmniVision as follows:

       7.1 Advice of Changes. CDM shall promptly advise OmniVision in writing of
(a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of CDM contained in Article 4 untrue or inaccurate such that the condition set forth in Section 10.1 would not be satisfied, (b) any breach of any covenant or obligation of CDM pursuant to this Agreement or any CDM Ancillary Agreement such that the condition set forth in Section 10.2 would not be satisfied, (c) any Material Adverse Change in CDM, or (d) any change, event, circumstance, condition or effect that could reasonably be expected to result in a Material Adverse Effect on CDM or cause any of the conditions set forth in Article 10 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.1 shall not be deemed to amend or supplement the CDM Disclosure Letter.

       7.2 Maintenance of Business.

            (a) CDM shall use its reasonable best efforts to carry on and preserve the CDM Business and its relationships with customers, suppliers, employees and others with whom CDM has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices. If CDM becomes aware of a material deterioration in the relationship with any key customer, key supplier or key employee, it shall promptly bring such information to OmniVision's attention in writing and, if requested by OmniVision, shall exert

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

reasonable commercial efforts to promptly restore the relationship. At OmniVision's request such cooperation may include joint customer calls and cooperation in setting operating strategies.

            (b) CDM shall (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes and (ii) pay or perform its other Liabilities when due.

            (c) CDM shall use its reasonable best efforts to assure that each of its Contracts (other than with OmniVision) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

       7.3 Conduct of Business. CDM shall continue to conduct the CDM Business and maintain its business relationships in the ordinary and usual course consistent with its past practices, and CDM shall not without OmniVision's prior written consent (which consent shall not be unreasonably withheld or delayed):

            (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

            (b) (i) lend any money, (ii) make any investments in or capital contributions to, any Person, or (iii) forgive or discharge any outstanding loans or advances;

            (c) enter into any CDM Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any CDM Material Contract, or enter into any material transaction or take any other action not in the ordinary course of business consistent with its past practices;

            (d) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

            (e) sell, lease, license, transfer or dispose of any assets material to the CDM Business (except for sales of products in the ordinary course of business consistent with its past practices);

            (f) (i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant, (ii) amend or enter into any employment or consulting Contract with any Person, or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code and except for amendments (provided that such amendments are approved in advance in writing by OmniVision, such consent not to be unreasonably withheld, to the CDM Option Plan and/or Contracts with respect to CDM Options necessary to effect the treatment of outstanding CDM Options pursuant to Section 2.3(b)(i));

            (g) change any of its accounting methods, except as required by GAAP;

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

            (h) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

            (i) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than OmniVision or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

            (j) amend its Certificate of Incorporation or Bylaws;

            (k) license any of its technology or Intellectual Property (including without limitation to customers or potential customers), or acquire any Intellectual Property (or any license thereto) from any third party (other than licenses of software generally available to the public at a per copy license fee of less than $1,000 per copy);

            (l) materially change any insurance coverage;

            (m) (i) agree to any audit assessment by any taxing authority, (ii) file any Return or amendment to any Return unless copies of such Return or amendment have first been delivered to OmniVision for its review and approval (not to be unreasonably withheld) at a reasonable time prior to filing, (iii) make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

            (n) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, any of its warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions; except CDM shall make any necessary amendments (subject to the prior written approval of OmniVision, which such approval will not be unreasonably withheld) to the CDM Option Plan and all Contracts relating to outstanding CDM Options and to all Contracts relating to outstanding CDM Warrants, in each case to the extent necessary to permit the cancellation of such CDM Options and the sale to OmniVision of such CDM Warrants in exchange for the consideration set forth in
Section 2.3(b)(i) and Section 2.3(b)(ii), respectively;

            (o) (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills) or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except where the amount in controversy does not exceed $10,000 and does not involve injunctive or other equitable relief);

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

            (p) pay, discharge or satisfy, in an amount in excess of $15,000 in any one case or $37,500 in the aggregate, any Liability arising otherwise than in the ordinary course of business;

            (q) extend any warranties, discounts or credits to customers;

            (r) (i) agree to do any of the things described in the preceding clauses (a)-(q), (ii) take or agree to take any action which could reasonably be expected to make any of CDM's representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which could reasonably be expected to prevent CDM from performing or cause CDM not to perform one or more covenants required hereunder to be performed by CDM.

       7.4 Regulatory Approvals. CDM shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which OmniVision may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any CDM Ancillary Agreement. CDM shall use diligent efforts to obtain, and to cooperate with OmniVision to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by CDM with respect to such authorizations, approvals and consents. CDM shall promptly inform OmniVision of any material communication between CDM and any Governmental Authority regarding any of the transactions contemplated hereby. If CDM or any affiliate of CDM receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then CDM shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. CDM shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of OmniVision.

       7.5 Necessary Consents. CDM shall use its reasonable best efforts to promptly obtain such written consents and authorizations of third parties (including, without limitation, any Governmental Authority) as specifically set forth in the CDM Disclosure Letter, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Corporation or OmniVision to carry on the CDM Business immediately after the Effective Time in all material respects and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Contract to which CDM is a party or is bound or by which any of its assets or properties is bound.

       7.6 Litigation. CDM shall notify OmniVision in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation (or any material development relating thereto) by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or Known by CDM to be threatened against CDM or any of its officers, directors, employees or stockholders in their capacity as such.

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

       7.7 No Other Negotiations.

            (a) Prohibited Conduct. CDM shall not, and shall not authorize, encourage or permit any CDM Representative to, directly or indirectly: (i) solicit, initiate, encourage, facilitate or induce the making, submission or announcement of any Acquisition Proposal or take any other action that could reasonably be expected to lead to an Acquisition Proposal; (ii) consider or entertain any correspondence or communications received from any Person concerning any Acquisition Proposal (other than to respond to such correspondence or communications by indicating that CDM is not interested in any Acquisition Proposal); (iii) furnish any nonpublic information regarding CDM to any Person (other than OmniVision and its agents and advisors) in connection with or in response to any correspondence or communications concerning any Acquisition Proposal (other than to respond to such correspondence or communications by indicating that CDM is not interested in or cannot freely discuss any Acquisition Proposal); (iv) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than OmniVision and its agents and advisors) concerning, or furnish to any Person (other than OmniVision and its agents and advisors) any information with respect to, or take any other action to facilitate any inquiries or the making of, any Acquisition Proposal; (v) cooperate with, facilitate or encourage any effort or attempt by any Person to effect any Acquisition Proposal; (vi) approve, endorse or recommend any Acquisition Proposal; or (vii) execute, enter into or become bound by any letter of intent, memorandum of understanding or similar document or any Contract that provides for, contemplates, concerns or otherwise relates to any Acquisition Proposal. If any CDM Representative, whether in his or her capacity as such or in any other capacity, takes any action that CDM is obligated pursuant to this Section 7.7(a) to cause such CDM Representative not to take, then (i) CDM shall be deemed for all purposes of this Agreement to have breached this Section 7.7(a), and (ii) CDM agrees, at its sole expense, to take all reasonable measures (including without limitation court proceedings) to restrain each CDM Representative from taking any such prohibited actions.

            (b) Notification to OmniVision. CDM shall (i) immediately notify OmniVision after receipt by CDM (or, to CDM's Knowledge, by any CDM Representative) of any correspondence or communication that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, or any other notice that any Person is considering making an Acquisition Proposal, or any request for nonpublic information relating to CDM or for access to any of the properties, books or records of CDM by any Person or Persons other than OmniVision (or its and its agents and advisors), which notice shall identify the Person or Persons making, or considering making, such Acquisition Proposal or request for information or access, (ii) shall keep OmniVision fully informed as promptly as practicable of the status and details of any such Acquisition Proposal (including amendments or proposed amendments) or request for information or access and any correspondence or communications related thereto, and (iii) shall provide to OmniVision a correct and complete copy of such Acquisition Proposal or request for information or access and any amendments, correspondence and communications related thereto (if in writing) or a written summary thereof (if not in writing). CDM shall provide OmniVision with 24 hours prior written notice (or such lesser prior notice as is provided to any of the members of the Board of Directors of CDM) of any meeting of the Board of Directors of CDM at which the Board of Directors of CDM is reasonably expected to consider any Alternative Transaction. CDM shall, and shall cause the CDM Representatives to, immediately cease and cause to be terminated (and shall not resume or otherwise continue) any and all existing

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

activities, discussions and negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

       7.8 Access to Information. CDM, upon reasonable notice, shall allow OmniVision and its agents and advisors access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of CDM, including any and all information relating to CDM's Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the NDAs and provided that such access shall not unreasonably disrupt CDM's normal business activities. CDM shall use its reasonable best efforts to cause its accountants to cooperate with OmniVision and OmniVision's agents and advisors (provided that, prior to any disclosure to such agents or advisors, such agents or advisors are bound by the terms of a confidentiality agreement with substantially similar restrictions as included in the NDAs to restrict the use and disclosure of CDM's confidential information) in making available all financial information reasonably requested by OmniVision and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

       7.9 Satisfaction of Conditions Precedent. CDM shall use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 10, and CDM shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. Prior to the Effective Time, CDM will withhold for all income and employment-related Taxes imposed in connection with any exercises of CDM Options and CDM Warrants prior to the Effective Time.

       7.10 CDM Benefit Arrangements. CDM shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than the Employment Agreements) prior to the Closing Date. Prior to the Effective Time, CDM shall provide such notices, obtain such consents, and adopt such amendments to the CDM Options as are necessary to effect the settlement and termination of such CDM Options as contemplated by this Agreement.

       7.11 Approval of the CDM Stockholders.

            (a) Stockholder Meeting or Consent. CDM shall take all action necessary in accordance with this Agreement, Delaware Law, Colorado Law (if and to the extent applicable), and the Certificate of Incorporation and Bylaws of CDM to (i) call, notice, convene, hold and conduct a CDM Stockholders Meeting or
(ii) secure a CDM Stockholders Consent. Prior to or concurrently with the calling of the CDM Stockholders Meeting or the mailing of the CDM Stockholders Consent, CDM shall distribute to the CDM Securityholders any Information Statement provided to CDM by OmniVision for distribution to the CDM Securityholders. CDM shall hold the CDM Stockholders Meeting or solicit the CDM Stockholders Consent as soon as practicable (and in any event no later than 20 business days) after the Agreement Date. If CDM will call the CDM Stockholders Meeting, then CDM shall consult with OmniVision regarding the date of the CDM Stockholders Meeting and shall not postpone or adjourn the CDM Stockholders Meeting without the prior written consent of OmniVision. If CDM will call the CDM Stockholders Meeting, the CDM shall use its reasonable best efforts to solicit from the CDM Stockholders proxies to be voted on the approval of the Merger and adoption of this

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

Agreement. CDM's obligation to call, give notice of, convene, hold and conduct the CDM Stockholders Meeting or secure the CDM Stockholders Consent in accordance with this Section 7.11(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to CDM of any Acquisition Proposal. CDM shall exercise reasonable best efforts to take all other action necessary to secure the vote or consent of the CDM Stockholders required to effect each of the transactions contemplated by this Agreement.

            (b) Board Recommendation. In the notice of the CDM Stockholders Meeting sent to CDM Stockholders and/or within the text of any CDM Stockholders Consent, CDM's Board of Directors shall make a unanimous, unqualified recommendation that the CDM Stockholders vote in favor of adoption of this Agreement and approval of the Merger at the CDM Stockholders Meeting or pursuant to the CDM Stockholders Consent and state that the Board of Directors has concluded that the terms and conditions of the Merger and this Agreement are fair, just, reasonable, equitable, advisable and in the best interests of the CDM and its securityholders. Neither CDM's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to OmniVision, the unanimous recommendation of CDM's Board of Directors that the CDM Stockholders vote in favor of adoption of this Agreement and approval of the Merger.

       7.12 Notices to CDM Securityholders and Employees.

            (a) CDM shall timely provide to holders of CDM Capital Stock, CDM Options and CDM Warrants all advance notices required to be given to such holders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the CDM Option Plan, CDM Warrants or other applicable Contracts and shall properly advise each holder of CDM Capital Stock, CDM Options and CDM Warrants with respect to the federal income tax implications to such holders of the transactions contemplated by the Merger.

            (b) CDM shall give all notices and other information required to be given to the employees of CDM and any applicable Governmental Authority under the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

       7.13 CDM Securityholder Documents and Letters of Transmittal and Related Documents. CDM will use reasonable best efforts to deliver or cause to be delivered to OmniVision, as promptly as practicable on or following the date hereof, from each Person who is a CDM Securityholder as of immediately prior to the Effective Time (other than holders of Dissenting Shares), properly completed and executed CDM Securityholder Documents and the documentation set forth in
Section 2.6 of this Agreement.

       7.14 Proprietary Information and Inventions Agreements. Except as set forth in Schedule 7.14 to the CDM Disclosure Letter, CDM will ensure that each current employee and consultant of CDM who has not executed an offer letter and accompanying proprietary information and inventions agreement with respect to his, her or its continuing employment or contract with the Surviving Corporation as set forth in Section 10.9 executes and delivers an effective proprietary information and inventions agreement in customary form that provides that

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any inventions or other intellectual property developed by such individual while employed or remunerated by CDM is assigned automatically to CDM.

                                   ARTICLE 8
                              OMNIVISION COVENANTS

       (A) During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 11, OmniVision covenants and agrees with CDM as follows:

       8.1 (A) Advice of Changes. OmniVision shall promptly advise CDM in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of OmniVision contained in Article 5 untrue or inaccurate such that the condition set forth in Section 9.1 would not be satisfied and (b) any breach of any covenant or obligation of OmniVision pursuant to this Agreement or any OmniVision Ancillary Agreement such that the condition set forth in Section 9.2 would not be satisfied.

       8.2 (A) Regulatory Approvals. OmniVision shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any OmniVision Ancillary Agreement or any Merger Sub Ancillary Agreement. OmniVision shall use diligent efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by OmniVision with respect to such authorizations, approvals and consents. OmniVision shall promptly inform CDM of any material communication between OmniVision and any Governmental Authority regarding any of the transactions contemplated hereby. If OmniVision or any Affiliate of OmniVision receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then OmniVision shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. OmniVision shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of CDM. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither OmniVision nor any of its Subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of OmniVision, any of its Subsidiaries or Affiliates or CDM, or the holding separate of the shares of CDM Capital Stock or (ii) the imposition of any limitation on the ability of OmniVision or any of its Subsidiaries or Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of CDM Capital Stock.

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       8.3 (A) Satisfaction of Conditions Precedent. OmniVision shall use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 9, and OmniVision shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

       (B) OmniVision also covenants and agrees with CDM and the Representative (in his capacity as such) as follows:

       8.4 (B) Employee Benefit Matters.

            (a) The Surviving Corporation shall maintain, in accordance with the written terms thereof, the benefits plans (excluding equity benefits plans) disclosed in the CDM Disclosure Letter that CDM has in place as of the Effective Time for the benefit of the CDM employees who become employees of the Surviving Corporation after the Effective Time for a period of four years after the Closing Date, provided such employee is continuously employed with the Surviving Corporation during such period. The provisions of this Section 8.4(B)(a) shall not apply if employee works for the Surviving Corporation or OmniVision outside of the Surviving Corporation's Colorado facility. Notwithstanding the foregoing, such benefit plans may be amended or modified with the written consent of the Representative, which consent will not be unreasonably withheld, OmniVision and Surviving Corporation, and this Section 8.4(B) shall apply to such benefit plans as so amended or modified.

            (b) CDM Employee Participation in OmniVision Stock Option Plan. As soon as reasonably practicable following the Closing, the Compensation Committee of OmniVision's Board of Directors shall grant options to purchase up to an aggregate of 250,000 shares of OmniVision's Common Stock (as adjusted for any stock splits, stock dividends, combinations, forward or reverse stock splits, recapitalizations and the like with respect to such shares between the Agreement Date and the date of grant) under OmniVision's stock option plan to Continuing Employees other than R.C. Mercure, Jr. and Thomas W. Cathey, Jr. Such stock option grants will be subject to OmniVision's standard vesting terms and other standard option terms and conditions and will have an exercise price equal to the fair market value of OmniVision Common Stock on the date of grant. The amount of such stock option grants to such individual employees will be determined in good faith by OmniVision in consultation with the Representative.

       8.5 (B) NASDAQ Listing. If required by applicable NASDAQ rules, OmniVision shall file with the NASDAQ National Market a Notification Form for Listing of Additional Shares with respect to the shares of OmniVision Common Stock issuable in connection with the Merger.

       8.6 (B) Satisfaction of Certain Indebtedness. Within two days following the Effective Time, OmniVision shall provide capital to the Surviving Corporation in immediately available funds in an amount equal to the aggregate exercise price for all CDM Options cancelled pursuant to, and in exchange for the consideration set forth in, Section 2.3(b)(i) and all CDM Warrants purchased by OmniVision pursuant to, and in exchange for, the consideration set forth in
Section 2.3(b)(ii), in either case as reflected on the Spreadsheet. At any time within two

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days following the Effective Time, and upon presentation of the original promissory notes for cancellation or an affidavit of lost instrument in form reasonably satisfactory to OmniVision, the Surviving Corporation shall repay all unpaid principal and accrued interest due under those certain promissory notes as set forth on Schedule 4.11 of the CDM Disclosure Letter.

                                   ARTICLE 9
                        CONDITIONS TO OBLIGATIONS OF CDM

       CDM's obligations to consummate the Merger and take the other actions required to be taken by CDM at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived by CDM in a writing signed on behalf of CDM):

       9.1 Accuracy of Representations and Warranties. The representations and warranties of OmniVision set forth in Article 5 (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates, except as set forth therein), except to the extent the failure of such representations and warranties to be so true and correct does not have a material adverse effect on OmniVision's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the OmniVision Ancillary Agreements and the Merger Sub Ancillary Agreements, and at the Closing CDM shall have received a certificate to such effect executed by an officer of OmniVision.

       9.2 Covenants. OmniVision shall have performed and complied in all material respects with all of its covenants contained in Article 8 on or before the Closing (to the extent that such covenants require performance by OmniVision on or before the Closing), except to the extent the failure to so perform and comply with such covenants does not have a material adverse effect on OmniVision's ability to consummate the Merger or to perform its obligations under this Agreement and the OmniVision Ancillary Agreements, and at the Closing CDM shall have received a certificate to such effect executed by an officer of OmniVision.

       9.3 Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

       9.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any

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Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.

       9.5 Secretary Certificate. CDM shall have received a certificate executed by the Secretary of each of OmniVision and Merger Sub certifying copies of resolutions adopted by the Boards of Directors of each of OmniVision and Merger Sub and the sole stockholder of Merger Sub evidencing approval of the Merger and the execution, delivery and performance of this Agreement, the OmniVision Ancillary Agreements, the Merger Sub Ancillary Agreements and the transactions contemplated hereby and thereby.

       9.6 Listing of Additional Shares. If required pursuant to applicable NASDAQ rules, OmniVision shall have filed with the NASDAQ National Market a Notification Form for Listing of Additional Shares with respect to the shares of OmniVision Common Stock issuable in connection with the Merger.

       9.7 Employment Matters. OmniVision shall have executed and delivered the Employment Agreement of each of the Persons identified on Exhibit 10.9(A) and such Employment Agreements shall be in effect and enforceable against OmniVision and/or CDM as of the Effective Time.

       9.8 Put Agreement. OmniVision shall have executed and delivered to each of the Effective Time Securityholders the Put Agreement.

       9.9 Registration Rights Agreement. OmniVision shall have executed and delivered to each of the Effective Time Securityholders the Registration Rights Agreement.

       9.10 Letter Agreement Regarding CDM Warrants. OmniVision shall have executed and delivered to CDM and R.C. Mercure, Jr. a letter agreement, in the form attached hereto as Exhibit 9.10, regarding the treatment of the CDM Warrants in accordance with Section 2.3(b)(ii).

                                   ARTICLE 10
             CONDITIONS TO OBLIGATIONS OF OMNIVISION AND MERGER SUB

       OmniVision's and Merger Sub's obligations to consummate the Merger and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived by OmniVision, Merger Sub and in a writing signed by OmniVision):

       10.1 Accuracy of Representations and Warranties. The representations and warranties of CDM set forth in Article 4 (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates and except for any changes expressly permitted by and made in

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accordance with this Agreement), and at the Closing OmniVision shall have received a certificate to such effect executed by CDM's Chief Executive Officer.

       10.2 Covenants. CDM shall have performed and complied in all material respects with all of its covenants contained in Article 7 at or before the Closing (to the extent that such covenants require performance by CDM at or before the Closing), and at the Closing OmniVision shall have received a certificate to such effect executed by CDM's Chief Executive Officer.

       10.3 No Material Adverse Change. There shall not have been any Material Adverse Change in CDM, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing OmniVision shall have received a certificate to such effect executed by CDM's Chief Executive Officer.

       10.4 Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement; or (b) OmniVision's right (or the right of any Subsidiary of OmniVision) to own, retain, use or operate any of its products, services, properties or assets (including equity, properties or assets of CDM) or conduct the CDM Business on or after consummation of the Merger or seeking a disposition or divestiture of any such properties or assets. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

       10.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger, including requirements under applicable federal and state securities laws.

       10.6 Opinion of CDM's Legal Counsel. OmniVision shall have received from Hogan & Hartson L.L.P., legal counsel to CDM, an opinion opining to the matters set forth in Exhibit 10.6.

       10.7 Consents. OmniVision shall have received duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates as specifically required in Schedule 4.3(b) and Schedule
4.5 of the CDM Disclosure Letter.

       10.8 CDM Stockholder Approval and Voting Agreements. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by Delaware Law and CDM's Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote or written consent of the CDM Stockholders. The number of Dissenting Shares shall not exceed 5% of all the CDM Capital Stock outstanding as of

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

immediately prior to the Effective Time. The Voting Agreement of each of the Persons identified on Exhibit 10.8(A) shall continue to be in full force and effect.

       10.9 Employment Matters; Proprietary Information and Inventions Agreements. The Employment Agreements of each of the Persons identified on
Exhibit 10.9(A) shall continue to be in full force and effect pursuant to their terms. The Non-Competition Agreements of each of the Persons identified on
Exhibit 10.9(A) shall continue to be in full force and effect pursuant to their terms. Each employee identified in Schedule 4.16(a) of the CDM Disclosure Letter shall be employed by CDM immediately prior to the Effective Time and shall have
(i) accepted the Surviving Corporation's offer of employment in a writing signed by such employees and delivered to the Surviving Corporation and (ii) executed a proprietary information and inventions agreement in one of the forms set forth in Exhibit 10.9(D), and none of such employees shall have revoked or rescinded their acceptances of the Surviving Corporation's offer of employment or their obligations under such proprietary information and inventions agreement.

       10.10 Cancellation of CDM Options, Purchase of CDM Warrants and Termination of Other Rights. Other than CDM Options cancelled in accordance with, and in exchange for the consideration set forth in, Section 2.3(b)(i) and
Article 3 and CDM Warrants purchased by OmniVision in exchange for the consideration set forth in, Section 2.3(b)(ii) and Article 3 (and cancelled at the Effective Time in accordance with Section 2.3(a), all direct or indirect rights to acquire shares of CDM Capital Stock shall have been properly exercised and converted into shares of CDM Capital Stock (which such shares must be reflected on the Spreadsheet) or shall have been terminated without further obligation or Liability of CDM, OmniVision or the Surviving Corporation. CDM Options both disclosed in Section 4.4(b) and properly reflected on the Spreadsheet which have not been properly exercised for shares of CDM Capital Stock prior to the Effective Time will be cancelled in accordance with, and in exchange for the consideration set forth in, Section 2.3(b)(i) and CDM Warrants both disclosed in Section 4.4(c) and properly reflected on the Spreadsheet which have not been properly exercised for shares of CDM Capital Stock prior to the Effective Time will be purchased by OmniVision in accordance with, and in exchange for the consideration set forth in, Section 2.3(b)(ii). OmniVision shall have received duly executed copies of any consents, amendments, approvals or waivers of (i) the CDM Optionholders necessary under the terms of the CDM Option Plan or any Contract pertaining to CDM Options to allow for the treatment of issued, outstanding and unexercised CDM Options in the manner contemplated by
Section 2.3(b)(i) and (ii) the CDM Warrantholders necessary under the terms of any Contracts pertaining to CDM Warrants to allow for the treatment of CDM Warrants in the manner contemplated by Section 2.3(b)(ii).

       10.11 CDM Securityholder Documents. Each CDM Stockholder as of immediately prior to the Effective Time (other than a holder of solely Dissenting Shares) shall have completed, executed and delivered to OmniVision the CDM Securityholder Documents.

       10.12 Spreadsheet. OmniVision shall have received the Spreadsheet from CDM; provided, however, that such receipt shall not be deemed to be an agreement by OmniVision that the Spreadsheet is accurate and shall not diminish OmniVision's remedies hereunder if the Spreadsheet is not accurate.

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

       10.13 Section 280G Approval. If applicable, if, in OmniVision's belief, any Contract or arrangement to which CDM is a party would be reasonably likely to give rise to or has given rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code, such amount shall have been subject to a vote by the CDM Stockholders and any "disqualified individuals" shall have agreed to, and shall, forfeit any payments that would be non-deductible if the stockholder approval is not obtained.

       10.14 CDM Good Standing Certificates. OmniVision shall have received a certificate from the Delaware Secretary of State and each other State in which CDM is qualified to do business as a foreign corporation certifying that CDM is in good standing and that all applicable Taxes and fees of CDM through a recent date prior to the Closing Date have been paid.

       10.15 FIRPTA. OmniVision shall have received from CDM a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance reasonably satisfactory to OmniVision, which states that shares of CDM Capital Stock and the CDM Options and CDM Warrants do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying OmniVision's obligations under Treasury Regulation Section 1.1445-2(c)(3).

       10.16 Secretary Certificate. OmniVision shall have received a certificate executed by the Secretary of CDM certifying copies of resolutions adopted by the Board of Directors of CDM and the CDM Stockholders evidencing adoption and approval of the Merger and the execution, delivery and performance of this Agreement, the CDM Ancillary Agreements and the transactions contemplated hereby and thereby.

       10.17 IP Option Agreement; ULEHI Consent Letter. The ULEHI Consent Letter and the IP Option Agreement (including the right to obtain the two underlying license agreements attached thereto in the forms in place as of the execution date of the IP Option Agreement) shall continue to be in full force and effect and the IP Option Agreement shall be exercisable by OmniVision in accordance with its terms until expiration in accordance with its terms.

       10.18 Resignations of Directors and Officers. The members of the Board of Directors of CDM in office immediately prior to the Effective Time, who are not listed as directors of the Surviving Corporation on Exhibit 2.2(e) shall have resigned from such positions in writing effective as of the Effective Time. The officers of CDM in office immediately prior to the Effective Time, shall have resigned in writing effective as of the Effective Time from each officer position they hold with CDM except to the extent otherwise set forth on Exhibit 2.2(d).

       10.19 Put Agreement. Each Effective Time Securityholder shall have executed and delivered to OmniVision the Put Agreement.

       10.20 Registration Rights Agreement. Each Effective Time Securityholder shall have executed and delivered to OmniVision the Registration Rights Agreement.

       10.21 Letter Agreement Regarding CDM Warrants. CDM and R.C. Mercure, Jr. shall have executed and delivered to OmniVision a letter agreement, in the form attached hereto as Exhibit 9.10, regarding the treatment of the CDM Warrants in accordance with Section 2.3(b)(ii).

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                                   ARTICLE 11
                            TERMINATION OF AGREEMENT

       11.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of OmniVision and CDM.

       11.2 Unilateral Termination.

            (a) Either OmniVision or CDM, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

            (b) Either OmniVision or CDM, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on April 30, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 11.2(b) shall not be available to any party whose breach of a representation, warranty, covenant or agreement made under this Agreement by such party results in the failure of any condition set forth in Article 9 or Article 10 to be fulfilled or satisfied on or before such date.

            (c) Either OmniVision or CDM may terminate this Agreement at any time prior to the Effective Time if (a) the other has committed a breach of (i) any of its representations and warranties under Article 4 or Article 5, as applicable, or (ii) any of its covenants under Article 7 or Article 8, as applicable, and has not cured such breach within five business days after the party seeking to terminate this Agreement has given the other party written notice of the breach and its intention to terminate this Agreement pursuant to this Section 11.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (b) if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article 10 or Article 9, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 11.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

            (d) OmniVision, by giving written notice to CDM, may terminate this Agreement if (i) CDM's Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing; (ii) CDM shall have breached or be deemed to have breached Section 7.7 (No Other Negotiations); (iii) CDM shall have for any reason failed to obtain the CDM Stockholder Approval within 20 business days following the Agreement Date (provided, however, that the right to terminate this Agreement under this clause (iii) of Section 11.2(d) shall not be available to OmniVision where the failure to obtain CDM Stockholder approval shall have been caused by the action or failure to act of OmniVision and such action or failure to act constitutes a breach by OmniVision of this Agreement); or (iv) if an Acquisition Proposal shall have been made and CDM's Board of Directors in connection therewith, does not within 5 business days of such

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

occurrence reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Acquisition Proposal.

            (e) OmniVision, by giving written notice to CDM, may terminate this Agreement if, in the good faith judgment of OmniVision, upon the advice of counsel, it is not possible to qualify the issuance of OmniVision Common Stock in the Merger as a valid private placement pursuant to Section 4(2) of the Securities Act and/or Regulation D.

       11.3 Effect of Termination.

            (a) In the event of termination of this Agreement as provided in
Section 11.2, this Agreement shall forthwith become void and, except as provided in Section 11.3(b), Section 11.3(c) and Section 11.3(d), there shall be no liability or obligation on the part of OmniVision, Merger Sub, CDM Officers, Representative, or CDM or their respective officers, directors, stockholders or Affiliates; provided, however, that (i) the provisions of this Section 11.3 (Effect of Termination) and Article 13 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) the IP Option Agreement (including the right to obtain the underlying license agreements attached thereto in the forms in place as of the execution date of the IP Option Agreement) shall remain in full force and effect pursuant to its terms.

            (b) Without limiting any other remedies that may be available to OmniVision at law or equity, if OmniVision terminates this Agreement pursuant to
(i) Section 11.2(b) and the reason the Merger was not consummated on or before April 30, 2005 was due to a breach by CDM or a CDM Officer of a representation, warranty, covenant or agreement made under this Agreement that results in the failure of any condition set forth in Article 10 to be fulfilled or satisfied on or before the termination date; (ii) Section 11.2(c); or (iii) Section 11.2(d), then in each such case CDM shall, within 10 business days of receipt from OmniVision of written notice documenting the fees and expenses (including, without limitation, legal and accounting fees) incurred by OmniVision with respect to the negotiation and drafting of this Agreement, the OmniVision and CDM Ancillary Agreements, and the transactions contemplated hereby and thereby (including, without limitation, fees and expenses relating to any due diligence investigation of CDM)), reimburse OmniVision in cash for all such documented fees and expenses.

            (c) Without limiting any other remedies that may be available to CDM at law or equity, if CDM terminates this Agreement pursuant to (i) Section 11.2(b) and the reason the Merger was not consummated on or before April 30, 2005 was due to a breach by OmniVision or Merger Sub of a representation, warranty, covenant or agreement made under this Agreement that results in the failure of any condition set forth in Article 9 to be fulfilled or satisfied on or before the termination date, or (ii) Section 11.2(c), then in each such case OmniVision shall, within 10 business days of receipt from CDM of written notice documenting the fees and expenses (including, without limitation, legal and accounting fees) incurred by CDM with respect to the negotiation and drafting of this Agreement, the CDM and OmniVision Ancillary Agreements, and the transactions contemplated hereby and thereby (including, without limitation, fees and expenses relating to any due diligence investigation of OmniVision)), reimburse CDM in cash for all such documented fees and expenses

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            (d) Nothing in this Section 11.3 shall relieve any party hereto from liability in connection with any breach of any of such party's covenants or agreements contained herein or related hereto.

                                   ARTICLE 12
       SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS;
      COVENANT OF INDEMNIFICATION; REMEDIES; AND OTHER CONTINUING COVENANTS

       12.1 Survival.

            (a) The representations and warranties of CDM and the CDM Officers contained in this Agreement and the other certificates and documents contemplated hereby shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until eighteen months following the Effective Time; provided, however, that the representations and warranties of CDM and the CDM Officers contained in (i) Section 4.4 (Capitalization of CDM) (and contained in each of the related disclosures set forth in (A) Section/Schedule 4.4 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.4 of this Agreement from the face of such disclosed exception) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier to occur of (I) the fifth anniversary of the Effective Time and (II) the second anniversary of the occurrence date of the Milestone Event; (ii) Section 4.7 (Taxes) (and contained in each of the related disclosures set forth in (A) Section/Schedule 4.7 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.7 of this Agreement from the face of such disclosed exception) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration date of the applicable statute of limitations period with respect to any Tax matters thereunder; and (iii) Section 4.13 (Intellectual Property) (and contained in each of the related disclosures set forth in (A) Section/Schedule 4.13 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.13 of this Agreement from the face of such disclosed exception) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier to occur of (I) the fifth anniversary of the Effective Time and (II) the second anniversary of the occurrence date of the Milestone Event; in each case for claims against the Effective Time Securityholders which seek recovery of Damages arising out of a failure of the representations and warranties of CDM and the CDM Officers contained herein and therein to be true and correct (or any breach thereof) as set forth herein and therein; provided further, that no right to indemnification pursuant to Article 12 in respect of any claim based upon any failure of a representation or warranty to be so true and correct (or any breach thereof) that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any OmniVision Indemnified Person under Article 12 or otherwise to seek recovery of Damages

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arising out of any fraud, willful breach or intentional misrepresentation by
CDM, any of the CDM Officers or any CDM Representative (as to any certificate executed by such CDM Representative pursuant to this Agreement), until the expiration of the applicable statute of limitations. The representations and warranties of OmniVision contained in this Agreement and the other agreements, certificates and documents of OmniVision contemplated hereby shall expire and be of no further force or effect as of the Effective Time. For the purposes of this
Article 12, any reference to Contingent Shares shall be deemed to include any Escrow Consideration.

            (b) All covenants and agreements of the parties hereto contained in this Agreement, including any exhibit hereto, including the Post-Closing Assistance Covenants, shall survive until such time as they are performed or expire in accordance with their expressly stated terms or are waived in writing by the other party(ies) thereto.

       12.2 Agreement to Indemnify. Subject to the limitations set forth in this
Article 12, each Effective Time Securityholder shall severally, and not jointly, indemnify and hold harmless each OmniVision Indemnified Person from and against Damages arising from assessments, claims, demands, assertions of liability, or actual or threatened actions, fines, penalties, defenses, judgments, settlements, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly arising out of, resulting from or in connection with: (i) any failure of any representation or warranty made by CDM or any of the CDM Officers in this Agreement, the CDM Disclosure Letter, any CDM Ancillary Agreement or any exhibit or schedule to this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which by their terms speak only as of a specific date or dates) or any breach thereof; (ii) any failure of any certification, representation or warranty made by CDM or any of the CDM Officers in any certificate delivered to OmniVision pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to OmniVision; (iii) any breach of or default in connection with any of the covenants or agreements made by CDM or any of the CDM Officers in this Agreement, the CDM Disclosure Letter, any CDM Ancillary Agreement or any exhibit or schedule to this Agreement; (iv) any inaccuracies in the Spreadsheet; (v) any Indemnifiable Merger Expenses; (vi) any Dissenting Shares Excess Payments; and
(vii) any Damages as a result of or arising under or from, directly or indirectly, (a) any government audit of CDM invoices pursuant to Contracts (for audits relating to all fiscal years of CDM from incorporation of the predecessor entity through September 30, 2004 and fifty percent of the amount of such Damages for audit adjustments relating to fiscal year 2005 (beginning October 1, 2004 and ending September 30, 2005)) and (b) the Section 4.13(r) Documents.

       12.3 Remedies and Limitations.

            (a) Contingent Shares; Maximum Liability. Recovery from the Contingent Shares shall be the sole and exclusive remedy under this Agreement for the matters listed in the foregoing clauses (i)-(vii) of Section 12.2, except in the case of (i) fraud, willful breach or intentional misrepresentation by CDM, any of the CDM Officers or the CDM Representative (as to any certificate executed by such CDM Representative pursuant to this Agreement); (ii) any failure of any of the representations and warranties contained in Section 4.4 (Capitalization of

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CDM) (and contained in each of the related disclosures set forth in (A)
Section/Schedule 4.4 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.4 of this Agreement from the face of such disclosed exception), Section 4.7 (Taxes) (and contained in each of the related disclosures set forth in (A) Section/Schedule 4.7 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.7 of this Agreement from the face of such disclosed exception) and Section 4.13 (Intellectual Property) (and contained in each of the related disclosures set forth in (A) Section/Schedule
4.13 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.13 of the Agreement from the face of such disclosed exception) to be true and correct as aforesaid or any breach thereof; (iii) any inaccuracies in the Spreadsheet;
(iv) any Indemnifiable Merger Expenses; (v) any Dissenting Shares Excess Payments; and (vi) any Damages as a result of, relating to or arising under or from, directly or indirectly, (a) any government audit of CDM invoices pursuant to Contracts (for audits relating to all fiscal years of CDM from incorporation of the predecessor entity through September 30, 2004 and fifty percent of the amount of such Damages for audit adjustments relating to fiscal year 2005 (beginning October 1, 2004 and ending September 30, 2005)) and (b) the Section 4.13(r) Documents. The maximum aggregate Damages of the Effective Time Securityholders under this Agreement, other than in the case of fraud, willful breach or intentional misrepresentation (for which there shall be no limitation of liability) by CDM, any of the CDM Officers or any CDM Representative (as to any certificate executed by such CDM Representative pursuant to this Agreement), shall be the Total Cap. Subject to the foregoing limitations, each Effective Time Securityholder shall be liable for such holder's Pro Rata Share of the amount of any Damages, except in the case of fraud, willful breach or intentional misrepresentation by such individual (for which there shall be no limitation of liability).

            (b) Order of Recovery. In the case of (i) fraud, willful breach or intentional misrepresentation by CDM, any of the CDM Officers or any CDM Representative (as to any certificate executed by such CDM Representative pursuant to this Agreement); (ii) any failure of any of the representations and warranties contained in Section 4.4 (Capitalization of CDM) (and contained in each of the related disclosures set forth in (A) Section/Schedule 4.4 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.4 of this Agreement from the face of such disclosed exception), Section 4.7 (Taxes) (and contained in each of the related disclosures set forth in (A) Section/Schedule
4.7 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.7 of this Agreement from the face of such disclosed exception) and Section 4.13 (Intellectual Property) (and contained in each of the related disclosures set forth in (A) Section/Schedule 4.13 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.13 of this Agreement from the face of such disclosed exception) to be true and correct as aforesaid or any breach thereof;
(iii) any inaccuracies in the Spreadsheet; (iv) any

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Indemnifiable Merger Expenses; (v) any Dissenting Shares Excess Payments; and
(vi) any Damages as a result of, relating to or arising under or from, directly or indirectly, (a) any government audit of CDM invoices pursuant to Contracts (for audits relating to all fiscal years of CDM from incorporation of the predecessor entity through September 30, 2004 and fifty percent of the amount of such Damages for audit adjustments relating to fiscal year 2005 (beginning October 1, 2004 and ending September 30, 2005)) and (b) the Section 4.13(r) Documents, after OmniVision has exhausted or made Claims upon all amounts of Contingent Shares (with each Contingent Share deemed to have a value equal to 140% of the Closing Stock Price and after taking into account all other Claims for indemnification from the Contingent Shares made by OmniVision), each Effective Time Securityholder shall be liable for such holder's Pro Rata Share of the amount of any additional or remaining Damages resulting therefrom that have not otherwise been satisfied by the Effective Time Securityholders pursuant to and in accordance with this Article 12; provided, however, that the maximum aggregate Damages for the matters listed in the preceding clauses 12.3(b)(ii)-(vi) shall be the Total Cap. In determining the order of recovery for Damages pursuant to preceding clauses 12.3(b)(ii)-(vi), after OmniVision has exhausted or made claims upon all amounts of Contingent Shares, recovery shall be made next by offset against the amount of any actually earned but unpaid Contingent Consideration Payment, if then available, and next, if no earned but unpaid Contingent Consideration Payment is then available for offset, or if such amount is insufficient to satisfy all remaining Damages, each Effective Time Securityholder must satisfy his, her or its Pro Rata Share of the amount of any remaining unpaid Damages by (A) paying the OmniVision Indemnified Persons to whom such Damages are owed cash, in immediately available funds in form reasonably acceptable to such OmniVision Indemnified Persons, in an amount equal in the aggregate to such Effective Time Securityholder's Pro Rata Share of the amount of such Damages; or (B) only in the event that the Put Termination Date (as such term is defined in the Put Agreement) has not occurred prior to the date such indemnification payment is due pursuant to this Article 12, duly and properly transferring and assigning to the OmniVision Indemnified Persons to whom such Damages are owed, shares of OmniVision Common Stock that were initially issued to such Effective Time Securityholder either as Initial Stock Consideration or upon the release of Contingent Shares under Section 12.3(g) (including any shares issued for any stock dividends, combinations, forward or reverse stock splits, recapitalizations and the like with respect to such shares occurring after the Effective Time) and not previously pledged, transferred, sold, assigned or otherwise encumbered (including any transfer by operation of law, any transfer by will or by the laws of intestacy, or otherwise (except that if an Effective Time Securityholder is then deceased, his or her heirs may satisfy any Damages for which such Effective Time Securityholder is responsible with shares of OmniVision Common Stock meeting all the requirements set forth in this Section 12.3(b) that were transferred to such heirs from the Effective Time Securityholder by will or the laws of intestacy)) with an aggregate value equal to such Effective Time Securityholder's Pro Rata Share of the amount of such Damages and with each such share of Initial Stock Consideration valued at 140% of the Closing Stock Price; or (C) by any combination of cash, and, only in the event that the Put Termination Date (as such term is defined in the Put Agreement) has not occurred prior to the date such indemnification payment is due pursuant to this Article 12, shares of OmniVision Common Stock that were initially issued to such Effective Time Securityholders either as Initial Stock Consideration or upon the release of Contingent Shares under Section 12.3(g) (including any shares issued for any stock dividends, combinations, forward or reverse stock splits, recapitalizations and the like with

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respect to such shares occurring after the Effective Time) pursuant and subject to the payment methods set forth in preceding clauses 12.3(b)(A) and 12.3(b)(B). Any transfer and assignment of shares of OmniVision Common Stock from an Effective Time Securityholder to OmniVision Indemnified Persons pursuant to and in compliance with preceding clauses 12.3(b)(B) or 12.3(b)(C) must be accompanied by one or more original stock certificates representing such shares, duly executed by such transferring Effective Time Securityholder for transfer to the recipient OmniVision Indemnified Person and accompanied by a medallion signature guarantee and a statement of representations and warranties, duly executed by such transferring Effective Time Securityholder for the benefit of the recipient OmniVision Indemnified Person, stating that: (xx) the shares of OmniVision Common Stock which are being transferred and assigned to the recipient OmniVision Indemnified Person are owned by such Effective Time Securityholder; (yy) such shares were originally issued to such Effective Time Securityholder either as Initial Stock Consideration or upon the release of Contingent Shares under Section 12.3(g) (including any shares issued for any stock dividends, combinations, forward or reverse stock splits, recapitalizations and the like with respect to such shares occurring after the Effective Time) and have not been previously pledged, sold, assigned, transferred or otherwise encumbered (including any transfer by operation of law, any transfer by will or by the laws of intestacy, or otherwise (except that if an Effective Time Securityholder is then deceased, his or her heirs may satisfy any Damages for which such Effective Time Securityholder is responsible with shares of OmniVision Common Stock meeting all the requirements set forth in this
Section 12.3(b) that were transferred to such heirs from the Effective Time Securityholder by will or the laws of intestacy)) by such Effective Time Securityholder; and (zz) such Effective Time Securityholder has all necessary legal authority and capacity to individually transfer and assign such shares to the recipient OmniVision Indemnified Person and no additional consents or authorizations are necessary on the part of such Effective Time Securityholder to duly and validly transfer and assign such shares to the recipient OmniVision Indemnified Person.

            (c) Inapplicability of Total Cap. Notwithstanding anything in this Agreement, nothing in this Agreement shall limit the liability of (i) CDM or the CDM Officers for any breach of any representation, warranty, covenant or agreement if the Merger is not consummated, except as otherwise set forth in
Section 11.3 of this Agreement; (ii) any CDM Securityholder in connection with any breach by such CDM Securityholder of the Voting Agreement, Employment Agreement, Non-Competition Agreement, Put Agreement, Registration Rights Agreement, CDM Securityholder Documents or other agreement to which he, she or it is a party (other than pursuant to the terms of this Agreement); or (iii) any Effective Time Securityholder for any Damages arising out of any fraud, willful breach or intentional misrepresentation by CDM, any of the CDM Officers or any CDM Representative (as to any certificate executed by such CDM Representative pursuant to this Agreement).

            (d) Basket. Notwithstanding anything contained herein to the contrary, no OmniVision Indemnified Person may receive any recovery in respect of any claim for indemnification that is made pursuant to clauses (i)-(iii) or
(vii)(a) of Section 12.2 (other than claims relating to a breach of the representations and warranties contained in Section 4.4 (Capitalization of CDM) (and contained in each of the related disclosures set forth in (A) Section/Schedule 4.4 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM

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Disclosure Letter is reasonably apparent to relate to Section 4.4 of this
Agreement from the face of such disclosed exception), Section 4.13(r) (and contained in the related disclosures set forth in Section/Schedule 4.13(r) of the CDM Disclosure Letter) and Section 4.7 (Taxes) (and contained in each of the related disclosures set forth in (A) Section/Schedule 4.7 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.7 of this Agreement from the face of such disclosed exception), for which the Basket (as defined below) will not apply), unless and until Damages in an aggregate amount greater than $200,000 (the "BASKET") have been incurred, paid or properly accrued, in which case the OmniVision Indemnified Persons may make claims for indemnification for any and all Damages other than the first $200,000 in aggregate Damages. In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded.

            (e) Dissenting Shares Excess Payment Adjustments and Credits. In the event OmniVision receives or is owed recovery for indemnification claims for Damages for Dissenting Shares Excess Payments, and either prior or subsequent to OmniVision's recovery of such Damages for Dissenting Shares Excess Payments the Contingent Consideration Payment has been paid or earned and is uncontested, then OmniVision shall either (i) if the Damages for Dissenting Shares Excess Payments have not yet been received by OmniVision, deduct from the aggregate amount of Damages owed to OmniVision pursuant to such Dissenting Shares Excess Payments the aggregate amount of cash that would have been paid pursuant to the Contingent Consideration Payment in respect of Dissenting Shares or (ii) if and to the extent the Damages for Dissenting Shares Excess Payments have been actually received (or recovered from the Contingent Shares) by OmniVision, refund in cash to the Effective Time Securityholders who paid such Damages for Dissenting Shares Excess Payments (or against whom a deduction against their Pro Rata Share of Contingent Shares was made) an aggregate amount equal to the aggregate amount of cash that would have been paid pursuant to the Contingent Consideration Payment in respect of Dissenting Shares in a pro rata amount to each such Effective Time Securityholder proportionate to the percentage of total Damages for Dissenting Shares Excess Payments paid by such Effective Time Securityholder, with appropriate deduction if OmniVision has not received the full amount of Damages for Dissenting Shares Excess Payments which it is otherwise due.

            (f) Exclusive Remedy. Except as expressly provided otherwise in this Agreement (including Section 13.5), the indemnification provisions set forth in this Agreement shall be the sole and exclusive remedy of the OmniVision Indemnified Persons from and after the Closing for claims of breach, default, inaccuracy, non-fulfillment and the like of any representation, agreement, warranty or covenant in this Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right or remedy arising by reason of any claim of fraud, willful breach or intentional misrepresentation with respect to this Agreement or any of the other agreements referred to herein.

            (g) Early Contingent Share Release. In the event that prior to the eighteen-month anniversary of the Closing Date, the Surviving Corporation shall have received an

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agreement which includes a full general release and a covenant not to sue in form and substance reasonably satisfactory to the Surviving Corporation from the purported licensee and its Affiliates related to all claims as a result of, arising under or relating to or from, directly or indirectly, the Section 4.13(r) Documents, OmniVision shall, without limiting its rights and remedies under this Article 12, issue and release to the Effective Time Securityholders $850,000 in combined value of the Contingent Shares (valuing each such share at 140% of the Closing Stock Price), less the number of Contingent Shares (valuing each such share at 140% of the Closing Stock Price) retained by the OmniVision Indemnified Persons with a combined value equal to the amount of Damages being claimed by the OmniVision Indemnified Persons and less the number of Contingent Shares of a combined value necessary to satisfy all then remaining unresolved, unsatisfied or disputed Claims as a result of, arising under or relating to or from, directly or indirectly, the Section 4.13(r) Documents.

       12.4 Appointment of Representative.

            (a) By voting in favor of the Merger, or participating in the conversion of CDM Common Stock pursuant to Section 2.3(b)(iii) and/or receiving consideration in exchange for (i) the cancellation of CDM Options that remain outstanding as of immediately before the Effective Time pursuant to Section 2.3(b)(i) or (ii) the purchase by OmniVision of CDM Warrants that remain outstanding as of immediately prior to the Effective Time pursuant to Section 2.3(b)(ii), each Effective Time Securityholder approves the designation of and designates the Representative as the representative of the Effective Time Securityholders and as the attorney-in-fact and agent for and on behalf of each Effective Time Securityholder with respect to elections made by the Representative pursuant to Section 2.5(g), claims for indemnification under this
Article 12 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) elect to substitute Escrow Consideration in replacement of Contingent Shares pursuant to
Section 2.5(g); (b) give and receive notices and communications to or from OmniVision (on behalf of itself or any other OmniVision Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent, if any, that this Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (c) authorize the release or delivery to, or retention by, OmniVision of Contingent Shares or the Contingent Consideration Payment in satisfaction of indemnification claims by OmniVision or any other OmniVision Indemnified Person pursuant to this Article 12 (including by not objecting to such claims); (d) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, (i) indemnification Claims by OmniVision or any other OmniVision Indemnified Person pursuant to this Article 12 or (ii) any other claim by any OmniVision Indemnified Person, against any such holder or by any such holder against any OmniVision Indemnified Person or any dispute between any OmniVision Indemnified Person and any such holder, in each case relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby; and (e) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall have authority and power to act on behalf of each Effective Time Securityholder with respect to the disposition, settlement or other handling of all claims under this Article 12 and all rights or obligations arising under this Article 12. The Effective Time Securityholders shall be bound by all actions taken and

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documents executed by the Representative in connection with this Article 12 and/or Section 2.5, and OmniVision and other OmniVision Indemnified Persons shall be entitled to rely on any action or decision of the Representative. The individual serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Fully-Diluted CDM Common Stock (other than Dissenting Shares) outstanding as of immediately prior to the Effective Time upon not less than 10 days' prior written notice to OmniVision. No bond shall be required of the Representative, and the Representative shall receive no compensation for his or her services. Notices or communications to or from the Representative shall constitute notice to or from each of the Effective Time Securityholders (except to the extent, if any, that this Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually).

            (b) In performing the functions specified in this Agreement, the Representative shall not be liable to any Effective Time Securityholder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Effective Time Securityholder shall severally (based on each such holder's Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative. If not paid directly to the Representative by the Effective Time Securityholders, such losses, liabilities or expenses may be recovered by the Representative from Contingent Shares or the Contingent Consideration Payment (with shares valued in the manner set forth in Section 12.3(b)) otherwise distributable to the Effective Time Securityholders (and not distributed or distributable to any OmniVision Indemnified Person or subject to a pending indemnification claim of any OmniVision Indemnified Person) pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Effective Time Securityholders according to their respective Pro Rata Share.

       12.5 Notice of Claim. OmniVision may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other OmniVision Indemnified Person, and OmniVision shall give written notice of a Claim executed by an officer of OmniVision (a "NOTICE OF CLAIM") to the Representative promptly after OmniVision becomes aware of the existence of any potential claim by an OmniVision Indemnified Person for indemnification from the Effective Time Securityholders under this Article 12, arising from or relating to:

            (a) Any matter specified in Section 12.2; or

            (b) the assertion, whether orally or in writing, against OmniVision or any other OmniVision Indemnified Person of a Third-Party Claim that is based on, arises out of or relates to any matter specified in Section 12.2.

       The period during which Claims may be initiated (the "CLAIMS PERIOD") for indemnification from the Contingent Shares shall commence at the Effective Time and terminate eighteen months following the Effective Time, except as otherwise provided herein. The Claims Period for the covenant of indemnification from and against Damages arising out of, resulting

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from or in connection with (i) any failure of any of the representations and warranties contained in Section 4.4 (Capitalization of CDM) (and contained in each of the related disclosures set forth in (A) Section/Schedule 4.4 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.4 of this Agreement from the face of such disclosed exception), Section 4.7 (Taxes) (and contained in each of the related disclosures set forth in (A) Section/Schedule
4.7 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.7 of this Agreement from the face of such disclosed exception) and Section 4.13 (Intellectual Property) (and contained in each of the related disclosures set forth in (A) Section/Schedule 4.13 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.13 of this Agreement from the face of such disclosed exception) to be true and correct as aforesaid or any breach thereof;
(ii) any inaccuracies in the Spreadsheet; (iii) any Indemnifiable Merger Expenses; (iv) any Dissenting Shares Excess Payments; and (v) any Damages as a result of or arising under or from, directly or indirectly, (a) any government audit of CDM invoices pursuant to Contracts (for audits relating to all fiscal years of CDM from incorporation of the predecessor entity through September 30, 2004 and fifty percent of the amount of such Damages for audit adjustments relating to fiscal year 2005 (beginning October 1, 2004 and ending September 30,
2005)) and (b) the Section 4.13(r) Documents, shall commence at the Effective Time and terminate on the earlier to occur of (A) the fifth anniversary of the Effective Time and (B) the second anniversary of the occurrence date of the Milestone Event, except for Claims arising under or related to (1) Section 4.7 (Taxes) (and contained in each of the related disclosures set forth in (A) Section/Schedule 4.7 of the CDM Disclosure Letter and (B) any other section/schedule of the CDM Disclosure Letter where the relevance of the disclosed exception set forth in the CDM Disclosure Letter is reasonably apparent to relate to Section 4.7 of this Agreement from the face of such disclosed exception), which shall survive until the expiration of the applicable statute of limitations period with respect to any Tax matter hereunder and (2)
Section 12.2(vii)(a), which shall survive until September 30, 2007, and except as otherwise provided herein. The Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with fraud, willful breach or intentional misrepresentation by CDM, any of the CDM Officers or any CDM Representative (as to any certificate executed by such CDM Representative pursuant to this Agreement) shall commence at the Effective Time and terminate upon the expiration of the applicable statute of limitations. The Claims Period for indemnification from a breach of any other covenant or agreement by CDM, any CDM Officer or any CDM Representative shall commence on the Effective Time and terminate in accordance with the express terms of this Agreement. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Representative prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period and the rights of OmniVision Indemnified Persons to indemnification under this
Article 12 shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period. Until the expiration of the applicable Claims Period, no delay on the part of OmniVision in giving the Representative a Notice of Claim shall relieve the Representative or any Effective Time Securityholder from any of its obligations under this

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Article 12 unless (and then only to the extent that) the Representative or the
Effective Time Securityholders are prejudiced thereby.

       12.6 Defense of Third-Party Claims.

            (a) OmniVision shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by OmniVision in connection with such defense or settlement (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which OmniVision may seek indemnification pursuant to a Claim made by any OmniVision Indemnified Person hereunder to the extent provided in this Article 12.

            (b) The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the OmniVision Indemnified Person and may at the sole expense of the Effective Time Securityholders participate in, but not determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

            (c) No settlement of any such Third-Party Claim with any third party claimant shall be determinative of the existence of or amount of Damages relating to such matter, except with the written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representative shall have objected within 15 calendar days after a written request for such consent by OmniVision. In the event that the Representative has consented in writing to any such settlement, neither the Representative nor any Effective Time Securityholder shall have any power or authority to object under any provision hereof to the amount of any Claim by or on behalf of any OmniVision Indemnified Person against the Contingent Shares or earned but unpaid Contingent Consideration Payment, or Effective Time Securityholders for indemnity with respect to such settlement.

       12.7 Contents of Notice of Claim. Each Notice of Claim by OmniVision given pursuant to Section 12.5 shall contain the following information:

            (a) That OmniVision or another OmniVision Indemnified Person has directly or indirectly incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any OmniVision Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such OmniVision Indemnified Person under this Article 12); and

            (b) A brief description, in reasonable detail (to the extent reasonably available to OmniVision), of the facts, circumstances or events giving rise to the alleged Damages based on OmniVision's good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to OmniVision) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly

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accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

       12.8 Resolution of Notice of Claim. Each Notice of Claim given by OmniVision shall be resolved as follows:

            (a) Uncontested Claims. If the Representative consents to a Notice of Claim in writing, in whole or in part, the Representative shall be conclusively deemed to have consented, on behalf of all Effective Time Securityholders, to the recovery by the OmniVision Indemnified Person of the amount of Damages specified in the written consent to the Notice of Claim in accordance with this Article 12, including the forfeiture of Contingent Shares or the Contingent Consideration Payment, as specified in the written consent, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Effective Time Securityholders for such amount in any court having jurisdiction over the matter where venue is proper.

            (b) Contested Claims. If the Representative gives OmniVision written notice contesting all or any portion of a Notice of Claim (a "CONTESTED CLAIM") or does not respond to a Notice of Claim within 15 business days of his receipt thereof, then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by OmniVision and the Representative or (ii) in the absence of such a written settlement agreement within the earlier of 30 business days following receipt by OmniVision of the written notice from the Representative or 45 business days of the Representative's receipt of the Notice of Claim, by binding litigation between OmniVision and the Representative in accordance with the terms and provisions of Section 12.8(c).

            (c) Litigation of Contested Claims. Any case with respect to a Contested Claim will be tried to the court sitting without a jury. Regardless of which party brings suit to resolve a matter, OmniVision shall bear the burden of proof by a preponderance of the evidence that OmniVision or other OmniVision Indemnified Persons are entitled to indemnification pursuant to this Article 12. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement and OmniVision shall be entitled to act in accordance with such decision and make or withhold payments of Contingent Shares or the Contingent Consideration Payment in accordance with this Article 12. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 12.8(c), in any suit hereunder in which any claim or the amount thereof stated in the Notice of Claim is at issue, OmniVision shall be deemed to be the non-prevailing party unless the trial court awards OmniVision more than one-half of the amount in dispute; otherwise, the Representative and Effective Time Securityholders shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the suit.

       12.9 Tax Consequences of Indemnification Payments. All payments (if any) made to an OmniVision Indemnified Person pursuant to any indemnification obligations under this Article 12 will be treated as adjustments to the purchase price for tax purposes and such agreed

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treatment will govern for purposes of this Agreement, unless otherwise required by Applicable Law.

                                   ARTICLE 13
                                  MISCELLANEOUS

       13.1 Governing Law. The internal laws of the State of California, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the laws of the State of Delaware.

       13.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of all or substantially all of the business and assets of OmniVision (which successor or assignee shall agree in writing to be bound by OmniVision's obligations hereunder). Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

       13.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the maximum extent possible, the economic, business and other purposes of the void or unenforceable provision.

       13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

       13.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

       13.6 Amendments and Waivers. Except as set forth herein, any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other

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default or any succeeding breach or default. Except as set forth herein, this
Agreement may be amended by the parties hereto as provided in this Section 13.6 at any time before or after adoption of this Agreement by the CDM Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the CDM Stockholders without obtaining such further approval. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

       13.7 Expenses. Subject to the provisions of this Agreement regarding Merger Expenses (which shall be paid by the Effective Time Securityholders or deducted from the Initial Cash Consideration or otherwise will constitute Indemnifiable Merger Expenses) and the provisions of Section 11.3, each party shall bear its respective legal, auditors', investment bankers' and financial advisors' fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

       13.8 Attorneys' Fees. Except as specifically provided in Section 12.8(c), should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

       13.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 13.9:

       If to OmniVision or Merger Sub:

            OmniVision Technologies, Inc.
            1341 Orleans Drive
            Sunnyvale, CA 94089
            Attention:  General Counsel
            Facsimile No.:  (408) 542-3001
            Telephone No.:  (408) 542-3000

       with a copy (which shall not constitute notice) to:

            O'Melveny & Myers LLP
            2765 Sand Hill Road
            Menlo Park, CA 94025-7019
            Attention:  Warren Lazarow, Esq.
            Facsimile No.:  (650) 473-2601
            Telephone No.:  (650) 473-2600

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

       If to CDM:

            CDM Optics, Inc.
            4001 Discovery Drive, Suite 130
            Boulder, CO 80303-7816
            Attention:  Chief Executive Officer
            Facsimile No.:  (303) 449-5594
            Telephone No.:  (303) 449-5593

       with a copy (which shall not constitute notice) to:

            Hogan & Hartson L.L.P.
            1470 Walnut, Suite 200
            Boulder, CO  80302
            Attention:  William R. Roberts, Esq.
            Facsimile No.:  (720) 406-5301
            Telephone No.:  (720) 406-5300

       If to the any of the CDM Officers:

            [Such CDM Officer's name]
            c/o CDM Optics, Inc.
            4001 Discovery Drive, Suite 130
            Boulder, CO 80303-7816
            Facsimile No.:  (303) 449-5594
            Telephone No.:  (303) 449-5593

       with a copy (which shall not constitute notice) to:

            Hogan & Hartson L.L.P.
            1470 Walnut, Suite 200
            Boulder, CO  80302
            Attention:  William R. Roberts, Esq.
            Facsimile No.:  (720) 406-5301
            Telephone No.:  (720) 406-5300

       If to the Representative:

            R.C. Mercure, Jr.
            c/o CDM Optics, Inc.
            4001 Discovery Drive, Suite 130
            Boulder, CO 80303-7816
            Facsimile No.:  (303) 449-5594
            Telephone No.:  (303) 449-5593

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       with a copy (which shall not constitute notice) to:

            Hogan & Hartson L.L.P.
            1470 Walnut, Suite 200
            Boulder, CO  80302
            Attention:  William R. Roberts, Esq.
            Facsimile No.:  (720) 406-5301
            Telephone No.:  (720) 406-5300

       13.10 Rules of Construction. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

       13.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 13.11.

       13.12 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Article 12 is intended to benefit the OmniVision Indemnified Persons and, from and after the Closing Date, the Merger payment obligations set forth in Sections 2.3, 2.5 and 2.6 and Article 3 are intended to benefit the Effective Time Securityholders.

       13.13 Public Announcement. Upon execution of this Agreement, OmniVision and CDM shall issue a press release approved by both parties announcing the Merger. Thereafter, OmniVision may issue such press releases, and make such other disclosures and filings regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, neither party shall make any general public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and CDM shall use its reasonable efforts to prevent any trading in shares of OmniVision Common Stock by its officers, directors, employees, stockholders and agents prior to the Effective Time.

       13.14 Confidentiality. CDM and OmniVision each confirm that they have entered into the NDAs and that they are each bound by, and shall abide by, the provisions of such NDAs; provided, however, that OmniVision shall not be bound by such NDAs after the Closing. If this Agreement is terminated, the NDAs shall remain in full force and effect, and all copies of

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documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the NDAs.

       13.15 Entire Agreement. This Agreement, the exhibits and schedules hereto, the CDM Ancillary Agreements, the OmniVision Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDAs. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

                              [SIGNATURE PAGE NEXT]

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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OMNIVISION TECHNOLOGIES, INC., a Delaware corporation

By: /s/  Shaw Hong
    ----------------
Name: Shaw Hong

Title: President and Chief Executive Officer

SKI-JUMP ACQUISITION CORP., a Delaware corporation

By: /s/  Peter V. Leigh
    --------------------
Name: Peter V. Leigh

Title: Chief Financial Officer

CDM OPTICS, INC., a Delaware corporation

By: /s/  R.C. Mercure, Jr.
    ----------------------
Name: R.C. Mercure, Jr.

Title: Chairperson and Chief Executive Officer

R.C. MERCURE, JR., as a CDM OFFICER

/s/ R.C. Mercure, Jr.
------------------------
Name: R.C. Mercure, Jr.

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

W. THOMAS CATHEY, JR., as a CDM OFFICER

/s/ W. Thomas Cathey, Jr.
--------------------------
Name: W. Thomas Cathey, Jr.

EDWARD DOWSKI, JR., as a CDM OFFICER

/s/  Edward Dowski, Jr.
-------------------------
Name: Edward Dowski, Jr.

R.C. MERCURE, JR., as REPRESENTATIVE

/s/ R.C. Mercure, Jr.
------------------------
Name: R.C. Mercure, Jr.

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]